-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant [_]             [_]Confidential, for use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
  Filed by a Party other than the Registrant [X]

  Check the appropriate box:
  [_]Preliminary Proxy Statement
  [X]Definitive Proxy Statement
  [_]Definitive Additional Materials
  [_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        THE BROOKLYN UNION GAS COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
  [X]No fee required.
  [_]$500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
  [X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.

  (1) Title of each class of securities to which transaction applies:

     ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

     ------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:


     ------------------------------------------------------------------------
  (5) Total fee paid:


     ------------------------------------------------------------------------
  [_]Fee paid previously with preliminary materials.

     ------------------------------------------------------------------------
  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

[LOGO OF BROOKLYN UNION                                   One MetroTech Center
 GAS COMPANY APPEARS HERE]                                Brooklyn, New York
                                                          11201-3850


THE BROOKLYN UNION GAS COMPANY

NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS,
PROXY STATEMENT AND
1996 FINANCIAL STATEMENTS

[LOGO OF BROOKLYN UNION                                    One MetroTech
 GAS COMPANY APPEARS HERE]                                 Center
                                                           Brooklyn, New York
                                                           11201-3850

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 6, 1997

The Annual Meeting of Shareholders of The Brooklyn Union Gas Company will be held at the office of the Company, One MetroTech Center, Brooklyn, New York, on Thursday, February 6, 1997 at 10 a.m., for the purpose of:

    (1) Electing Directors;

    (2) Ratifying independent public accountants;

    (3) Considering and acting upon a shareholder proposal as to cumulative voting; and

    (4) Transacting such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on December 18, 1996 as the record date for the purpose of determining shareholders who are entitled to notice of and to vote at the meeting.

PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WITHOUT DELAY TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, P.O. BOX 8535, EDISON, NEW JERSEY 08818-9402, EVEN IF YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING.

                                                               ROBERT B.
                                                               CATELL
                                                               Chairman and
                                                               Chief
                                                               Executive
                                                               Officer
ROBERT R. WIECZOREK
Vice President,
Secretary & Treasurer

Brooklyn, New York 11201-3850
December 30, 1996

                            DIRECTIONS TO METROTECH

PUBLIC TRANSPORTATION       VIA BQE WESTBOUND:          VIA BROOKLYN BRIDGE:

                            Exit Tillary Street         Exit Adams Street and
SUBWAY:                     and proceed to Jay          proceed to Tillary
The A, F and C IND          Street. Turn left on        Street. Turn left on
trains stop at Jay          Jay and proceed one         Tillary and then right
Street.                     and a half blocks to        on Jay Street. Proceed
The numbers 2, 3, 4         One MetroTech.              to One MetroTech.
and 5 IRT trains stop
at Borough Hall.


                            VIA BQE EASTBOUND:          PARKING:
The M, N and R BMT          Exit Tillary Street         The Edison parking
trains all stop at          and proceed to Jay          garage is located on
Lawrence Street.            Street. Turn left on        the G1 level of
                            Jay and proceed one         MetroTech. The
                            and a half blocks to        entrance is accessible
                            One MetroTech.              from Lawrence Street.
                                                        Parking is also
                                                        available in the
                                                        Edison garage in the
                                                        SIAC building. There
                                                        are also several other
                                                        parking facilities
                                                        along Jay Street.

BUSES:
The numbers 25, 26,
38, 41, 52, 54 and 67
all stop within a
reasonable distance
from the MetroTech
area.

                            VIA MANHATTAN BRIDGE:
                            Exit Flatbush Avenue
                            and take to Tillary
                            Street. Turn right on
                            Tillary and then left
                            on Jay Street. Proceed
                            to One MetroTech.

                [MAP SHOWING DIRECTIONS TO THE ANNUAL MEETING.]

CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT

                                                                            Page
                                                                            ----
Annual Meeting of Shareholders.......................................          1
Proposal 1--Election of Directors....................................          2
Proposal 2--Ratification of Independent Public Accountants...........         16
Proposal 3--Shareholder Proposal as to Cumulative Voting.............         16
Other Matters........................................................         18
1996 FINANCIAL STATEMENTS............................................ APPENDIX

PROXY STATEMENT

The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201-3850
December 30, 1996

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 6, 1997

To the Shareholders of
THE BROOKLYN UNION GAS COMPANY:

  Proxies are being solicited on behalf of the Board of Directors of The Brooklyn Union Gas Company ("Brooklyn Union" or the "Company") for use at the Annual Meeting of Shareholders on February 6, 1997 and any adjournments thereof.

  This Proxy Statement and the accompanying Summary Annual Report are first being mailed to the shareholders of Brooklyn Union on or about December 30, 1996.

  The proxy accompanying this Proxy Statement, even if executed and returned, may be revoked by the person executing it if it has not yet been exercised. To revoke a proxy, the shareholder must file with the Secretary of Brooklyn Union either a written revocation or a duly executed proxy bearing a later date.

  In addition, any shareholder entitled to vote may attend the Annual Meeting and vote whether or not such shareholder has submitted a signed proxy. All shares represented by proxies which have been duly executed and returned will be voted at the Annual Meeting and, where a choice has been specified in the proxies, the shares will be voted in accordance with the specification so made. In the absence of specifications to the contrary, such executed proxies will be voted FOR Proposals 1 and 2, and AGAINST Proposal 3. Each nominee for director of Brooklyn Union has consented to be named in this Proxy Statement and to serve if elected. If for any reason any nominee for director of Brooklyn Union shall become unavailable before the date of the Annual Meeting, discretionary authority will be exercised to vote the proxies for the election of such other person or persons as Brooklyn Union's Board of Directors shall determine.

  As of the close of business on December 18, 1996, there were 49,993,378 shares of Brooklyn Union common stock outstanding. Each share is entitled to one vote. Only holders of record of Brooklyn Union common stock on the record date are entitled to vote at the Annual Meeting and any adjournments thereof, except for participants in Brooklyn Union's Dividend Reinvestment and Stock Purchase Plan and Brooklyn Union's Discount Stock Purchase Plan for Employees, who are entitled to vote shares held for their accounts by the agent under each such Plan. Shares held in the names of the trustees under Brooklyn Union's Employee Savings Plan may be voted by such trustees upon the instructions of participants in such Plan, or in the absence thereof, as such trustees deem appropriate.

  Brooklyn Union will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of Brooklyn Union. Such directors, officers and employees of Brooklyn Union receive no compensation therefor other than their regular remuneration. Also, Brooklyn Union will reimburse brokers, bank nominees and other institutional holders for their out-of-pocket expenses in forwarding proxy soliciting material to the beneficial owners of Brooklyn Union common stock.

  Securities and Exchange Commission ("SEC") rules provide that specifically designated blank spaces and boxes are provided on the proxy card for shareholders to mark if they wish either to withhold authority to vote for one or more nominees for directors of Brooklyn Union or to abstain on either of the other Proposals. In accordance with New York law, abstentions and broker non-votes are not counted in determining the votes cast in connection with the selection of auditors and the shareholder proposal relating to cumulative voting since New York law requires a majority of only those votes cast "for" or "against" approval, thus giving both abstentions and non-votes no effect. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for or against such individuals. The vote of a plurality of the shares of Brooklyn Union common stock cast is required for the election of directors.

  The shareholder proposal relating to cumulative voting is considered "non-discretionary," and brokers who have received no instructions from their clients do not have the authority to vote thereon. Such "broker non-votes" will not be considered as votes cast in determining the outcome of the shareholder proposal. All abstentions and broker non-votes will be counted towards the establishment of a quorum.

  BROOKLYN UNION'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 1, "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AS DISCUSSED IN PROPOSAL 2, AND "AGAINST" THE SHAREHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING AS DISCUSSED IN PROPOSAL 3.

                       PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

  Five Directors are to be elected at the Annual Meeting. The nominee for a one-year term expiring in 1998 is Charles Uribe who has not yet been elected by the shareholders. The nominee for a two-year term expiring in 1999 is Craig
G. Matthews who has not yet been elected by the shareholders. The nominees for three-year terms expiring in 2000 are Andrea S. Christensen, Alan H. Fishman and James Q. Riordan.

  The information provided below with respect to Directors includes: (i) name and age, (ii) the period during which such Director has served as a Director,
(iii) principal occupation and business associations and (iv) committee memberships.

 Nominated for the Term Expiring in 1998

                     Charles Uribe, Age 59, Director since 1996

                     Chairman and Chief Executive Officer, AJ Contracting Company, Inc.

                     Director, Business Advisory Council to the City University of New York, Citizens Housing and Planning Council, City Parks Foundation, Federal Home Loan Bank of New York, Jazz at Lincoln Center, Latin Communications Group, Inc., New York City Partnership/Chamber of Commerce, Inc., The Police Foundation, Inc., Regional Alliance for Small Contractors, United Way of New York City and United Way of Tri-State; Member, The Office of the President's Investment and Services Policy Advisory Committee, New York City Police Advisory Board and Commissioner's Committee on Courtesy, Professionalism and Respect.

     photo


                     Mr. Uribe has over thirty-six years of experience in building and construction, including the conversions of Madison Square Garden in 1976, 1980 and 1992 and Moscone Convention Center in San Francisco in 1984 for national political conventions. He was responsible for the restoration of the New York Public Library and the interior construction of the Rose Building at Lincoln Center. Mr. Uribe has also completed major projects for the Dreyfus Corporation and the New York offices of several major law firms. He was the first Public Director of The American Institute of Architects, New York Chapter and was the founding Chairman of the National Hispanic Business Group, as well as past Chairman of the Puerto Rican Traveling Theater.

                     Mr. Uribe was the President of AJ Contracting of California, Inc. from 1984 to 1993. In March 1993, such corporation filed for bankruptcy under Chapter 7 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California, which bankruptcy was completed in April 1994.

 Nominated for the Term Expiring in 1999

                     Craig G. Matthews, Age 53

                     President and Chief Operating Officer, The Brooklyn Union Gas Company

                     Director, Brooklyn Philharmonic, Greater Jamaica Development Corporation, National and New York City Advisory Board of the Salvation Army, Neighborhood Housing Services, Polytechnic University, Public Utilities Reports, Inc., Regional Plan Association and The Houston Exploration Company; Chairman, Brooklyn Chamber of Commerce; Treasurer, Society of Gas Lighting; Member, American Gas Association and New York Gas Group Executive Committee.

     photo

                     Mr. Matthews joined Brooklyn Union in 1965 as a management trainee and has held various management positions in the corporate planning, financial, marketing and engineering areas and has been an officer since 1977. He was elected Vice President in 1981 and Senior Vice President in 1985. In 1991, he was elected Executive Vice President, with responsibilities for Brooklyn Union's financial, gas supply, information systems and strategic planning functions, as well as Brooklyn Union's energy-related investments. In May 1996, he was elected to his current position, President and Chief Operating Officer.

 Nominated for the Term Expiring in 2000


                     Andrea S. Christensen, Age 57, Director since 1980

                     Partner in the law firm of Kaye, Scholer, Fierman, Hays & Handler

                     Director, American Arbitration Association

                     Mrs. Christensen joined Kaye, Scholer, Fierman, Hays & Handler in 1968 and has been a Partner since 1976. Mrs. Christensen was previously an associate with the law firm of Kelley Drye & Warren.

     photo


                     Member, Audit Committee, Executive Committee, and Organization and Nominating Committee

                     Alan H. Fishman, Age 50, Director since 1989

                     Managing Partner, Columbia Financial Partners, L.P. (private investment company)

                     Director, Brooklyn Academy of Music; Member, Executive Committee of the Brown University Annual Fund.

                     Mr. Fishman joined Chemical Bank in 1969. He was named Chief Financial Officer in 1979 and was promoted to Senior Executive Vice President responsible for Chemical's Investment Banking activities worldwide in 1983. He became affiliated with Neuberger & Berman in 1988 and was responsible for an investment partnership. He joined American International Group, Inc. in 1989 as a Senior Vice President and became President of AIG Financial Services Group. He joined the firm of Adler & Shaykin in 1990 as a Managing Partner and, in 1992, Mr. Fishman formed the firm of Columbia Financial Partners, L.P. in which he is a Managing Partner.

     photo


                     Member, Audit Committee, Executive Committee, and Organization and Nominating Committee

                     James Q. Riordan, Age 69, Director since 1991

                     Retired Vice Chairman and Chief Financial Officer, Mobil Corp.

                     Director, Dow Jones & Co., Inc., Tri-Continental Corporation, The Houston Exploration Company and Public Broadcasting Service; Director/Trustee of the mutual funds in the Seligman Group of investment companies; Trustee, Committee for Economic Development and The Brooklyn Museum; Member, Policy Council of the Tax Foundation.

     photo


                     Mr. Riordan joined Mobil Corp. in 1957 as Tax Counsel. He was named a Director and Chief Financial Officer in 1969. He became Vice Chairman in 1986 and retired from Mobil Corp. in 1989. Mr. Riordan joined Bekaert Corporation in 1989 and was elected its President. He retired from Bekaert Corporation in 1992.

                     Member, Audit Committee and Executive Committee

DIRECTORS CONTINUING IN OFFICE

 Directors whose Terms Expire in 1998

                     Robert B. Catell, Age 59, Director since 1986

                     Chairman and Chief Executive Officer, The Brooklyn Union Gas Company

                     Trustee, Brooklyn Botanic Garden, Brooklyn Law School, Independence Savings Bank and Kingsborough Community College Foundation, Inc.; Chairman and Director, Alberta Northeast Inc., Boundary Gas, Inc. and Business Council for a Sustainable Energy Future; Chairman, AGA Natural Gas Council Industrial Task Force, New York City Commission on the Redevelopment of Naval Station New York, Taylor Gas Liquids, Ltd. a publicly traded royalty trust based in Canada, and The Houston Exploration Company; Director and Past Chairman, American Gas Association; Director, Brooklyn Academy of Music (ex-officio), Brooklyn Bureau of Community Service, Brooklyn Public Library, The Business Council of New York State, Inc., Empire State Business Alliance, Gas Research Institute, New York City Investment Fund, New York City Partnership, New York City Public/Private Initiatives, New York State Energy Research and Development Authority and Utility Business Education Coalition; Member, Brooklyn Chamber of Commerce Executive Committee, CCNY School of Engineering Advisory Board, Chase's Metropolitan Advisory Board, Committee for Economic Development, Council for Environmental Quality, Downtown Brooklyn Development Association, Energy Association of New York State Executive Committee, Heartshare for Human Services Advisory Board, Mayor's Private Sector Committee on Information Technology, National Petroleum Council, New York Gas Group, and Society of Gas Lighting Executive Committee.

     photo


                     Mr. Catell has been with Brooklyn Union since 1958 and an officer since 1974. He was elected Vice President in 1977, Senior Vice President in 1981 and Executive Vice President in 1984. He was elected Chief Operating Officer in June 1986 and President in January 1990. He was elected President and Chief Executive Officer in June 1991. In May 1996, Mr. Catell was elected Chairman and Chief Executive Officer and he relinquished the position of President.

                     Kenneth I. Chenault, Age 45, Director since 1988

                     Vice Chairman, American Express Company

                     Director, Arthur Ashe Institute for Urban Health, Junior Achievement of New York, National Collegiate Athletic Association, NYU Medical Center and Quaker Oats Company; Member, Council on Foreign Relations.


     photo Mr. Chenault joined American Express Company in 1981 as Director of Strategic Planning. He was named President of the Consumer Card Group in 1989 and President of the Travel Related Services Company in the U.S. in 1993 with responsibility for the Consumer Card Group, Consumer Financial Services, Travel Services Group and Establishment Services. He was named Vice Chairman of American Express Company in January 1995 and assumed additional responsibilities for Travel Related Services International in April 1995. Prior to joining American Express, Mr. Chenault was a management consultant with Bain & Co. and an associate with the law firm of Rogers & Wells.


                     Member, Executive Committee and Organization and Nominating Committee

                     Edward D. Miller, Age 56, Director since 1993

                     Senior Vice Chairman, The Chase Manhattan Corporation and The Chase Manhattan Bank

                     Trustee, Pace University and New York Blood Center; Director, Phoenix House Foundation and New York State Bankers Association; Member, Bankers Roundtable and Inner-City Scholarship Fund Executive Council.


     photo Mr. Miller is the Senior Vice Chairman and a Director of The Chase Manhattan Corporation and The Chase Manhattan Bank ("Chase") and oversees the corporation's regional banking, nationwide consumer services and has responsibility for merger integration, technology and operations, and administration.


                     Mr. Miller became Senior Vice Chairman of Chase when it merged with Chemical Banking Corporation in March 1996. Previously, he had been President of Chemical Banking Corporation since January 1994, following two years as Vice Chairman, a position he assumed upon the merger of Manufacturers Hanover Corporation and Chemical Banking Corporation in December 1991. Prior to the Chemical/Manufacturers Hanover merger, Mr. Miller was Vice Chairman of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, positions he had held since 1988. Before his election to Vice Chairman of Manufacturers Hanover, Mr. Miller was sector Executive Vice President for retail banking. Since 1982, he has been a member of the Management Committee, the corporation's top policy-making body.

                     Chase has various banking relationships with Brooklyn Union, including acting as one of five banks which may provide loans to Brooklyn Union under separately negotiated lines of credit and acting as indenture trustee for certain tax-exempt bonds as to which Brooklyn Union has incurred indebtedness. It should be noted that Brooklyn Union's relationships with Chase are independent of and pre-dated Mr. Miller serving on Brooklyn Union's Board of Directors.

                     Chairman, Organization and Nominating Committee; Alternate Member, Executive Committee

 Directors whose Terms Expire in 1999

                     Donald H. Elliott, Age 64, Director since 1981

                     Counsel to the law firm of Hollyer Brady Smith Troxell Barrett Rockett Hines & Mone LLP

                     Trustee, Independence Community Bank Corp., WNET (Channel
                     13) and Long Island University; Director, Independence Savings Bank; Honorary Member, New York Chapter of the American Institute of Architects.

     photo

                     Mr. Elliott was associated with the law firm of Webster & Sheffield from 1957 until 1965 and was a Partner from 1973 until 1991. From 1966 to 1973, he was Counsel to the Mayor of the City of New York and then Chairman of the New York City Planning Commission. Mr. Elliott was a Partner in the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1991 until 1995, when he became counsel to Hollyer Brady Smith Troxell Barrett Rockett Hines & Mone LLP.


                     Chairman, Audit Committee; Member, Executive Committee and Organization and Nominating Committee

                     James L. Larocca, Age 53, Director since 1995

                     Lawyer and Consultant

                     Director, European American Bank; Trustee, the Nature Conservancy (Long Island Chapter); Chairman, Touro College Law School Board of Visitors and Suffolk County Industrial and Commercial Incentive Board; Member, the Stony Brook University Council and Hofstra University School of Business Advisory Board. Mr. Larocca previously served as a Director of Brooklyn Union from March 1992 through September 1993.

     photo

                     Mr. Larocca served as the first Energy Commissioner of New York State and Chairman of the State's Energy Research and Development Authority from 1977 to 1983. He served as Trustee of the New York Power Authority from 1982 to 1989. Mr. Larocca was appointed Commissioner of Transportation of the State of New York in 1983 and remained in that position until 1985. He served as President and Chief Executive Officer of the Long Island Association, Inc. from 1985 to 1993 and as a Partner in the law firm of Cullen and Dykman from October 1993 to September 1995.


                     Mr. Larocca is a consultant to Cullen and Dykman which serves as Brooklyn Union's general counsel. It should be noted that Mr. Larocca's current relationship with Cullen and Dykman is independent of his responsibilities as a Director of Brooklyn Union.

                     Member, Organization and Nominating Committee; Alternate Member, Executive Committee

SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

  The following table sets forth information as of September 30, 1996, with respect to the number of shares of common stock beneficially owned and/or Common Stock Equivalents owned by the persons to be elected directors and certain executive officers of Brooklyn Union.

                            TOTAL OF COMMON
                          STOCK BENEFICIALLY     COMMON STOCK     COMMON STOCK
            NAME          OWNED & EQUIVALENTS BENEFICIALLY OWNED EQUIVALENTS(1)
            ----          ------------------- ------------------ --------------
   R.B. Catell...........       26,855              17,432           9,423(2)
   K.I. Chenault.........        2,293               1,499             794
   A.S. Christensen......        5,878               4,872           1,006
   D.H. Elliott..........        2,807               1,723           1,084
   A.H. Fishman..........        3,840               2,664           1,176
   J.L. Larocca..........        2,842               2,842             --
   E.D. Miller...........        4,547               4,547             --
   J.Q. Riordan..........        3,344               1,500           1,844
   C. Uribe..............          315                 --              315
   H.W. Peter............       15,110               9,971           5,139(2)
   C.G. Matthews.........       15,619              10,420           5,199(2)
   A.J. DiBrita..........        6,042               4,146           1,896(2)
   V.D. Enright..........        6,305               3,873           2,432(2)

--------
(1) As indicated in the table, certain of the Directors have elected to have deferred Directors' fees invested in Common Stock Equivalents, which term will include the Performance Shares referred to in the Long-Term Performance Incentive Compensation Plan.
(2) As officers and employees of Brooklyn Union, these individuals are not entitled to receive any Common Stock Equivalents under the Directors' Deferred Compensation Plan; however, they are participants in the Corporate Incentive Compensation Plan.

  Messrs. Catell, Peter, Matthews, Enright and Riordan also own 3,000, 1,000, 1,000, 1,000 and 500 shares of common stock, respectively, of The Houston Exploration Company, an indirect subsidiary of Brooklyn Union.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held fourteen meetings in fiscal 1996. At the end of fiscal 1996, the Board consisted of nine members, including eight members who were not employees of Brooklyn Union. During the fiscal year ended September 30, 1996, each Director attended 75 percent or more of all meetings of the Board and the respective committees of which they were members, with the exception of Kenneth I. Chenault and Charles Uribe.

  The Executive Committee held one meeting in fiscal 1996. One officer member of the Board serves on this committee. The Executive Committee has authority to exercise all powers of the Board between meetings of the Board except for matters as to which New York law requires that action be taken by the Board, such as the filling of vacancies on the Board, the fixing of compensation of Directors and changes in the Brooklyn Union by-laws.

  The Audit Committee, all of the members of which are outside Directors, held five meetings in fiscal 1996. The Audit Committee's function is to review and monitor accounting and external financial reporting practices, internal controls, auditing activities and the business practices and ethical standards of Brooklyn Union. The Committee is responsible for recommending independent public accountants to the Board for election by shareholders.

  The Organization and Nominating Committee, all of the members of which are outside Directors, held seven meetings in fiscal 1996. The Committee recommends the remuneration of Directors and officers of Brooklyn Union, reviews management succession plans and is charged with the responsibility for recommending nominees for election to the Board. As a continuing responsibility, each member of the Board undertakes to search for and to bring to the attention of the Board persons qualified to serve as Director. Any shareholder who wishes to recommend a candidate for election to the Board should contact the Secretary of Brooklyn Union for information as to the procedure to be followed by shareholders in submitting such recommendation.

DIRECTORS' COMPENSATION

  Each outside Director is paid an annual Board retainer of $18,000 and a fee of $1,000 for each meeting of the Board or committee attended. In addition, a committee member annual retainer fee of $3,000 is paid to each member of the Audit Committee and the Organization and Nominating Committee. Directors who are employees of Brooklyn Union receive no compensation in addition to their salaries, as members of the Board or for attendance at meetings of the Board or its committees.

  Since 1990, Brooklyn Union has had in effect the Retirement Plan for Outside Directors (Directors who are not entitled to receive benefits under Brooklyn Union's Employees' Retirement Plan) under which each outside Director whose service on the Board is terminated, due to retirement or disability, may receive retirement benefits equal to the amount of the current annual Board retainer paid to present Directors for a maximum of ten years (depending on such Director's length of service). Such payment of benefits has been conditioned upon the recipients' ability to consult with Brooklyn Union and render it advice. In November 1996, the Board of Directors voted to terminate this retirement plan effective April 1, 1997. As a result of the plan termination, an amount equal to the present value of the accrued benefit will be credited to each then current Director and will be converted into Common Stock Equivalents, under the existing Directors' Deferred Compensation Plan, to directly and further align the Directors' financial interests with those of the shareholders.

  The Board of Directors has adopted a compensation plan to directly and further align the Directors' financial interests with those of the shareholders that requires all outside Directors to invest a minimum of 40 percent of their compensation as Directors in common stock and/or Common Stock Equivalents through the Directors' Deferred Compensation Plan which investment, if in Common Stock Equivalents, may be deferred at the Director's election, as set forth below. Under this plan, the outside Directors may elect to defer all or a portion of their compensation. Deferred amounts will, at the Director's option, either be credited to an interest-bearing account or invested in Common Stock Equivalents at the market price of the shares of common stock on the last day of the month. Deferred amounts will be payable in cash, upon retirement, either in a lump sum or in the number of annual installments specified by the Director.

ORGANIZATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Nominating Committee (the "Committee") of the Board of Directors, composed of six independent, non-employee Directors, administers the executive compensation program. The members of the Committee during fiscal 1996 were Mrs. Christensen and Messrs. Chenault, Elliott, Fishman, Larocca and Miller. None of such members is or has been an officer or employee of Brooklyn Union or any of its subsidiaries. After review and approval by the Committee, all issues relating to executive compensation are submitted to the entire Board for approval.

  The philosophy of Brooklyn Union regarding executive compensation is that the Chief Executive Officer and other executives should be compensated at competitive levels to attract, motivate, and retain talented executives needed to achieve Brooklyn Union's vision of becoming the premier energy company in the Northeast. The Committee is committed to implementing a compensation program which furthers such vision. The Committee adheres to the following compensation policies which are intended to facilitate the achievement of Brooklyn Union's business strategies:

  . Executives' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate and individual performance goals.

  . An appropriate amount of compensation for senior executives should be comprised of long-term, at-risk pay to focus executives on the long-term interests of shareholders.

  . Each program element should target compensation opportunities comparable to the compensation paid to executives of comparable utility and at the median of general industry companies. However, if Brooklyn Union's performance exceeds that of the comparable group, compensation should be above the median; likewise, if Brooklyn Union's performance falls below that of the comparable group, the compensation paid to senior executives should be below the median of the comparable companies.


 Components of Compensation

  The Committee compares total compensation levels for Brooklyn Union's senior executives to the compensation paid to executives in comparable utility and general industry companies. In this connection, the Committee uses analyses prepared by a national compensation consultant to review the competitive compensation levels of executives in the utility industry in the regional and national marketplace. In addition, the Committee reviews compensation data for executive positions comparable in scope to those in general industry companies. The companies analyzed in this process tend to have national business operations and have positions that are similar in scope with comparable revenue size or employment levels. Through this process the Committee identifies the median compensation level, both with respect to base salary and the overall executive compensation program.

  The Committee ensures that compensation provides for a direct link to strategic financial measures and shareholder value for the executive officers of Brooklyn Union. To achieve this performance linkage, Brooklyn Union has established three programs for the direct compensation of executive officers: the Base Salary Program, the Corporate Incentive Compensation Plan and the Long-Term Performance Incentive Compensation Plan. The intent of the programs is to place increased emphasis on performance-based pay and reduced emphasis on fixed base salary in determining total compensation.

  Each of the three programs is discussed in greater detail below.

  The Base Salary Program. In setting base salary levels for each executive officer, the Committee considers the competitive market data for executives in comparable positions in other utility and general industry markets. In setting base salary levels Brooklyn Union currently targets the 50th percentile of the comparable labor market. The Committee also considers the experience level and actual performance achieved by the executive as it relates to Brooklyn Union's corporate goals in setting base salary. The base salary level for the Chief Executive Officer compared to competitive market data is generally below the 50th percentile of comparable positions while other executives' base salaries are generally at or above the 50th percentile.

  Consistent with Brooklyn Union's ongoing effort to reduce the emphasis upon fixed base salary, during 1996 when Mr. Robert B. Catell was promoted to and elected as Chairman and Chief Executive Officer, the Committee concurred with the recommendation that his base salary not be increased. After Mr. Matthews' promotion to President and Chief Operating Officer and Mr. Peter's promotion to Vice Chairman of Brooklyn Union, their base salaries were increased based upon the factors used to determine base salary.

  The Corporate Incentive Compensation Plan. The Board of Directors adopted the Corporate Incentive Compensation Plan (the "Corporate Plan") in fiscal 1989. The Corporate Plan provides annual incentive awards to officers and other key employees who, by the nature and scope of their positions, regularly and directly make a significant contribution to the success of Brooklyn Union in the achievement of corporate goals that are important to the shareholders of Brooklyn Union. The specific corporate goals for the Corporate Plan are established by management and reviewed and approved by the Committee and the Board of Directors. The goals are intended to improve corporate performance and include objectives which encourage growth in total return, increases in gross margin, improved competitive position, improved customer satisfaction and control of operating expenses. The compensation of executives has been modified by withholding a portion of base salary increases over several years in order to shift part of base salary to incentive awards. This shifting of base salary to incentives is anticipated to continue in the future as more emphasis is placed upon incentive compensation.

  Incentive awards as a percentage of base salary are based upon both corporate and individual performance. Corporate awards have not been granted unless Brooklyn Union (a) attained an approved utility return on equity objective and (b) dividends were increased and did not exceed a certain payout ratio. When corporate goals were not met, no awards were paid for corporate performance and individual awards were reduced in the Corporate Plan. Individual awards are measured against pre-established goals and cannot exceed a maximum of 13 percent of a participant's base salary. This design ensures that executive compensation is driven by successful business strategy and results-oriented objectives.

  The incentive award ranges are established annually by the Committee for eligible executives in the Corporate Plan. Incentive award levels are intended to provide awards that are competitive within the industry when performance results are fully achieved. The Corporate Plan awards range from zero percent to a maximum of 65%, with a target of 50% for the Chairman and Chief Executive Officer, to a maximum of 50%, with a target of 38% for the President and Chief Operating Officer, to a maximum of 40%, with a target of 30% for the Vice Chairman and to a maximum 27%, with a target of 17% for all other officers. The Chairman's, the President's and the Vice Chairman's awards are based solely on corporate and subsidiary performance and will not be paid if threshold financial goals are not met.

  Incentive awards to executive officers for achievement in fiscal 1996 (paid in fiscal 1997) reflect overall performance results that exceeded anticipated levels of performance in both utility and subsidiary performance as each of the objectives in the Corporate Plan were met or exceeded resulting in a record level of earnings in 1996.

  The Long-Term Performance Incentive Compensation Plan. As a result of the Committee's review of the competitiveness of Brooklyn Union's total compensation program, and an independent consultant review of the long-term incentive plans used by the majority of the utilities that comprise the Standard & Poor's Utilities Index, the Committee recommended and the Board of Directors adopted the Long-Term Performance Incentive Compensation Plan (the "Incentive Plan") in fiscal 1996. The Incentive Plan was approved at Brooklyn Union's 1996 Annual Meeting of Shareholders. The Incentive Plan provides for the award of Incentive Stock Options, Nonqualified Stock Options and Performance Shares to designated officers and other key employees of Brooklyn Union and its subsidiaries as determined by the Committee. The purpose of the Incentive Plan is to optimize Brooklyn Union's performance through incentives that directly link the executive's personal interests to those of Brooklyn Union's shareholders and to attract and retain employees who make significant contributions to the success of Brooklyn Union.

  The stock option component in the Incentive Plan entitles the executive to purchase shares of common stock at an exercise price per share determined by the Committee which is at least equal to the closing price of shares of common stock on the New York Stock Exchange on the date of the grant.

  The Performance Share component may be awarded on an annual basis at the commencement of a three-year performance period. At the discretion of the Committee, Performance Share awards entitle the executive to receive either the number of shares of common stock based upon achievement of performance goals over the performance period or a cash award equal to the average of the fair market value of a share over the 20 consecutive trading days following the close of the performance period multiplied by the number of earned Performance Shares. Performance Share awards, in the discretion of the Committee, may provide the executive with dividend equivalents with respect to Performance Shares earned. The performance measure in the Incentive Plan is based upon cumulative total shareholder return over a three-year period using share price appreciation (depreciation) and cumulative dividends declared during the three-year period as compared to the three-year performance results for the companies in the S&P Utilities Index. In order to earn Performance Shares at the end of the three-year performance period, a minimum percentile ranking as well as a cumulative positive return to shareholders must be achieved. Performance Shares earned at the end of the three-year performance period may range from zero percent to a maximum of 200% of the initial award based upon the percentile ranking of Brooklyn Union's performance in the S&P Utilities Index.

  In the event of a "change of control" (as defined in the Incentive Plan),
(i) the performance goals for all Performance Shares will be deemed to have been met and the executive will receive at the discretion of the Committee either a prorated number of shares of common stock or the equivalent in cash based on time elapsed during the performance period and (ii) all outstanding stock options will become immediately exercisable.

  Initial grants of Nonqualified Stock Options and Performance Shares made to executives for fiscal 1995 (granted in fiscal 1996) were generally determined on the basis of the executive's position within Brooklyn Union and level of 1995 base salary. In determining award size, the Committee considered the overall total compensation provided by base salary, annual awards and the long-term component to target the average level of total compensation for comparable executive positions in shareholder-owned utilities and gas companies nationwide.

  In 1996, Mr. Robert B. Catell received options to purchase 55,000 shares with an exercise price of $27.00 as is detailed in the table below and was awarded 4,000 Performance Shares for the three-year performance period which will end September 30, 1998 (see Options and Performance Shares Table below). The awards for stock options and performance shares to other executives are also summarized in such table. The Committee believes that this equity interest provides the appropriate link to the interest of the shareholders.

  The Committee believes that Stock Options can be directly linked to Brooklyn Union's performance. As the value of the common stock is generally considered the strongest indicator of overall corporate performance, stock option awards allow executives to benefit by appreciation in stock price at no immediate cost to Brooklyn Union and provide a strong incentive to executives by linking compensation to the future value of the common stock.

 Policy with Respect to Section 162(m) Deduction Limit

  Under Section 162(m) of the Internal Revenue Code, Brooklyn Union cannot deduct compensation in excess of $1,000,000 paid in any year to the chief executive officer or any of the four other most highly compensated executive officers whose compensation must be detailed in the proxy statement. Compensation paid under plans that are performance-based is not subject to the $1,000,000 annual limit if certain requirements are satisfied. Although Brooklyn Union's plans are designed to relate compensation to performance, they do not meet such requirements because they allow the Committee to exercise discretion in setting compensation. The Committee is of the opinion that it is in Brooklyn Union's best interest to have the Committee retain discretion in order to preserve flexibility in compensating such executive officers, especially in light of an increasingly competitive marketplace.

 Conclusion

  The Committee believes that Brooklyn Union's executive compensation policies and programs serve the interests of shareholders and Brooklyn Union effectively. The various compensation programs are appropriately balanced to provide the motivation for executives to contribute to Brooklyn Union's overall success and enhance the value of Brooklyn Union for shareholders' benefit.

  The Committee will continue to monitor the effectiveness of the total compensation program to meet current and future needs.

                     ORGANIZATION AND NOMINATING COMMITTEE

                             Edward D. Miller, Chairman
                             Andrea S. Christensen
                             Kenneth I. Chenault
                             Donald H. Elliott
                             Alan H. Fishman
                             James L. Larocca

SUMMARY COMPENSATION TABLE

  The following table indicates the annual compensation for the Chairman and Chief Executive Officer, and the four other most highly compensated executive officers of Brooklyn Union. This information is for fiscal years ended on September 30, 1996, 1995 and 1994. No executive officer serves pursuant to an employment agreement.

                                                                     LONG-TERM
                                                  OTHER ANNUAL     INCENTIVE PLAN
NAME AND PRINCIPAL POSITION  YEAR SALARY($)(1) COMPENSATION ($)(2) PAYOUTS ($)(3)
---------------------------  ---- ------------ ------------------- --------------
Robert B. Catell........     1996   470,811          248,040          376,169
Chairman and Chief           1995   434,026          152,973                0
Executive Officer            1994   424,000          132,680                0
Craig G. Matthews.......     1996   322,478          138,000          275,273
President and Chief          1995   283,859           86,749                0
Operating Officer            1994   281,000           72,970                0
Helmut W. Peter.........     1996   324,103          111,680                0
Vice Chairman                1995   283,859           90,939                0
                             1994   281,000           73,358                0
Vincent D. Enright......     1996   206,436           40,704                0
Senior Vice President
 and                         1995   180,193           49,817                0
Chief Financial Officer      1994   172,333           35,249                0
Anthony J. DiBrita......     1996   199,102           41,400                0
Senior Vice President        1995   184,300           50,035                0
                             1994   177,000           31,204                0

--------
(1) Also, Performance Shares have been awarded as indicated on the Options and Performance Shares Table.
(2) Represents amounts awarded for each fiscal year under Brooklyn Union's corporate incentive compensation plans.
(3) Represents Long-Term Incentive Compensation awarded by subsidiaries of Brooklyn Union including incentive compensation awarded as the result of the termination of the Fuel Resources Inc. Long-Term Incentive Compensation Plan. Deferred amounts of $205,619 for Mr. Catell and $154,338 for Mr. Matthews have not been included. These amounts will be paid in fiscal 1997. Also includes cash payments related to a buyout of non-qualified stock options issued under The Houston Exploration Company 1994 Long-Term Incentive Plan. Additional annual payments, which have not been included above, of $140,000 for Mr. Catell and $98,000 for Mr. Matthews, will be made in fiscal years 1997 and 1998. Additional awards of $679,040 related to these Long-Term Incentive Plans were also made to other officers who are not shown in this table.

OPTIONS AND PERFORMANCE SHARES--1996

  The following table provides information regarding awards made under the Long-Term Performance Incentive Compensation Plan during the fiscal year ended September 30, 1996 to the Chairman and Chief Executive Officer and the four other most highly compensated executive officers of Brooklyn Union and all current executive officers as a group.

                     OPTIONS AND PERFORMANCE SHARES TABLE

                                           % OF TOTAL                                VALUE OF
                            NUMBER OF       OPTIONS                                IN-THE-MONEY    NUMBER OF
                           SECURITIES       GRANTED      EXERCISE    GRANT DATE     OPTIONS AT    PERFORMANCE
                           UNDERLYING     TO EMPLOYEES  PRICE(1)(2) PRESENT VALUE     FYE(4)        SHARES
                         OPTIONS GRANTED IN FISCAL YEAR  ($/SHARE)  OF OPTIONS(3) (UNEXERCISABLE) AWARDED(5)
                         --------------- -------------- ----------- ------------- --------------- -----------
R.B. Catell.............      55,000           27          27.00      $152,900        $48,125        4,000
C.G. Matthews...........      32,000           16          27.00        88,960         28,000        2,300
H.W. Peter..............      32,000           16          27.00        88,960         28,000        2,300
V.D. Enright............      16,000            8          27.00        44,480         14,000        1,100
A.J. DiBrita............       8,000            4          27.00        22,240          7,000          550
Executive Officers as a
 Group..................     192,000           95          27.00       533,760        168,000       13,000

--------
(1) Fair Market Value of Brooklyn Union common stock on November 15, 1995, the date of grant.
(2) Options vest ratably over a three-year period from the grant date. The expiration date of the options is November 14, 2005.
(3) Options have been valued using the Black-Scholes option pricing model adapted to reflect the specific provisions of Brooklyn Union's Long-Term Performance Incentive Compensation Plan and related assumptions regarding exercisability and forfeiture. The values shown are theoretical and do not necessarily reflect the actual values which may be realized upon the future exercise of the options. Any actual value will result to the extent that the market value of the common shares at a future date exceeds the exercise price. Assumptions for modeling are based on the dividend yield, risk-free rate of return and standard deviation of prices over a relevant period as of the grant date.
(4) Represents the difference between the fiscal year-end price of $27 7/8 and the exercise price. Options are not exercisable as of the fiscal year-end 1996.
(5) The shares granted represent the target number of shares that will vest at the end of a three-year performance period ending September 30, 1998. The actual number of Performance Shares to be earned is contingent upon achieving target levels of total shareholder return in relation to the S&P Utilities Index. The actual award, which may be paid in cash or shares of stock, will range from 0 to 200% of the target number of shares and may include dividend equivalents with respect to any dividends declared on the number of shares earned.

  As of December 18, 1996, the number of outstanding shares of Brooklyn Union common stock was 49,993,378. The closing price of a share of Brooklyn Union common stock on the New York Stock Exchange on December 18, 1996 was $29 5/8. The number of shares of Brooklyn Union common stock reserved for issuance under the Long-Term Performance Incentive Compensation Plan is 1,500,000 in the aggregate; however, no more than 750,000 shares of Brooklyn Union common stock will be available for issuance pursuant to the exercise of Incentive Stock Options. The maximum number of shares of Brooklyn Union common stock that may be granted to any participant pursuant to any single award is 125,000.

PERFORMANCE GRAPH

  The SEC's executive compensation rules require that a line graph be included in this Proxy Statement comparing cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or company-determined peer comparison. As shown in the line graph below, for a period beginning September 30, 1991 through September 30, 1996, a comparison is made of cumulative total shareholder returns for Brooklyn Union, the Standard & Poor's Utilities Index and the Standard & Poor's 500 Index.


                                [insert chart]



                                  1991    1992    1993    1994    1995    1996
                                 ------- ------- ------- ------- ------- -------
BU.............................. $100.00 $116.99 $141.81 $144.28 $151.21 $180.57
S&P Utilities................... $100.00 $114.31 $142.04 $123.56 $157.54 $169.03
S&P 500......................... $100.00 $110.81 $125.36 $130.02 $168.56 $202.72

  Assumes $100 invested on September 30, 1991 in shares of Brooklyn Union common stock, the S&P Utilities Index and the S&P 500 Index, and that all dividends were reinvested.

COMPENSATION UNDER RETIREMENT PLANS

  The Employees' Retirement Plan of Brooklyn Union provides retirement benefits based upon the individual participant's years of service and final average annual compensation. Final average annual compensation is the average annual compensation for the highest five consecutive years of earnings during the last ten years of credited service. The following table sets forth the estimated annual retirement benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years-of-service categories, assuming continued active service until normal retirement age and that the Employees' Retirement Plan is in effect at such time.

                                             YEARS OF SERVICES
                           -----------------------------------------------------
REMUNERATION(1)               20       25       30       35       40       45
---------------            -------- -------- -------- -------- -------- --------
$200,000.................. $ 60,000 $ 75,000 $ 90,000 $105,000 $120,000 $135,000
$250,000.................. $ 75,000 $ 93,750 $112,500 $131,250 $150,000 $168,750
$300,000.................. $ 90,000 $112,500 $135,000 $157,500 $180,000 $202,500
$350,000.................. $105,000 $131,250 $157,500 $183,750 $210,000 $236,250
$400,000.................. $120,000 $150,000 $180,000 $210,000 $240,000 $270,000
$450,000.................. $135,000 $168,750 $202,500 $236,250 $270,000 $303,750
$500,000.................. $150,000 $187,500 $225,000 $262,500 $300,000 $337,500
$550,000.................. $165,000 $206,250 $247,500 $288,750 $330,000 $371,250
$600,000.................. $180,000 $225,000 $270,000 $315,000 $360,000 $405,000
$650,000.................. $195,000 $243,750 $292,500 $341,250 $390,000 $438,750
$700,000.................. $210,000 $262,500 $315,000 $367,500 $420,000 $472,500

--------
(1) Calculated as the average of the highest five consecutive years of earnings during the last ten years of credited service.

  The number of years of credited service for each of the Chairman and Chief Executive Officer and the four other highest paid executive officers based on continued service to normal retirement age will be for R.B. Catell (44 years), C.G. Matthews (42 years), H.W. Peter (25 years), V.D. Enright (43 years) and A.J. DiBrita (43 years).

  The Internal Revenue Code of 1986, as amended, limits the annual compensation taken into consideration for and the maximum annual retirement benefits payable to a participant under the Employees' Retirement Plan. For fiscal 1996, these limits were $150,000 and $120,000, respectively. Annual retirement benefits attributable to amounts in excess of these limits are provided under the Supplemental Retirement Plan of Brooklyn Union and not under the Employees' Retirement Plan.

EXECUTIVE COMPENSATION--1997

  On November 20, 1996, the Board of Directors, acting on the recommendation of the Organization and Nominating Committee, approved base salary and incentive compensation plan modifications to further align total compensation of officers with corporate performance measures and shareholder returns. For most officers, base salaries were reduced to place more emphasis on variable performance based compensation. In addition, Nonqualified Stock Options covering 343,500 shares were granted to officers to further align compensation to the interest of the shareholders. No Performance Shares were granted.

SENIOR EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

  Under the Senior Executive Change of Control Severance Plan (the "Change of Control Plan"), in the event of the termination of a participant's employment
(i) by Brooklyn Union for any reason other than "cause" (as defined) (excluding the death of the Participant) or (ii) by the Participant for "good reason" (as defined) following a "change of control" (as defined) of Brooklyn Union, severance and other benefit payments will be made to the executives of Brooklyn Union. The severance benefit is payable in a cash lump sum and is equal to three times the sum of the officer's salary and Highest Annual Bonus (as defined) for the Chairman and Chief

Executive Officer, President and Chief Operating Officer, Vice Chairman and Senior Vice Presidents and two times the sum of the officer's salary and Highest Annual Bonus (as defined) for Vice Presidents. The share exchange will not result in a change of control under the Change of Control Plan.

  Brooklyn Union adopted the Change of Control Plan to minimize the uncertainty created by a change of control of Brooklyn Union which might result in the loss or distraction of senior executives to the detriment of Brooklyn Union and its shareholders. The Board of Directors considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of Brooklyn Union and its shareholders. The Board also believes that when a change of control is perceived as imminent, or is occurring, the Board should be able to receive and rely on the disinterested service from senior executives regarding the best interests of Brooklyn Union and its shareholders, without concern that senior executives might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring change of control.

          PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP, independent public accountants, upon the recommendation of the Audit Committee of the Board, has been nominated by the Board of Directors, the officer member not voting, to serve as independent public accountants for the 1997 fiscal year.

  Arthur Andersen LLP has been the independent public accountants of Brooklyn Union since 1932. This firm was recommended to serve the 1996 fiscal year by the Audit Committee of the Board of Directors and ratified by the shareholders at the Annual Meeting held February 1, 1996.

  A representative of the firm will be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to answer questions posed by the shareholders.

           PROPOSAL 3: SHAREHOLDER PROPOSAL AS TO CUMULATIVE VOTING

  John J. Gilbert of 29 East 64 Street, New York, New York 10121-7043, owner of 270 shares; and John J. Gilbert and Margaret R. Gilbert representing an additional family interest of 150 shares; also representing the Lewis D. and John J. Gilbert Foundation for 150 shares; and Margaret R. Gilbert and John J. Gilbert, Trustees under the will of Samuel Rosenthal for 600 shares, have informed Brooklyn Union that they intend to present to the meeting a resolution relating to cumulative voting and have submitted the following:

RESOLVED:

  That the stockholders of Brooklyn Union Gas Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS:

  Continued strong support along the lines we suggest were shown at the last annual meeting, when 19.86%, an increase over the previous year, 2,964 owners of 6,377,955 shares, were cast in favor of this proposal. The vote against included 4,395 unmarked proxies.

  A California law provides that all state pension holdings, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

  The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

  We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards.

  When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

  Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand, also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll Rand excels." In 1994 and 1995 they raised their dividend.

  Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares cumulative voting applies, it applies at the latter company.

  In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

  This proposal has been presented at several previous Annual Meetings and has been rejected each time by Brooklyn Union's shareholders. Your Board of Directors believes the current system of voting used by Brooklyn Union provides the best assurance that the decisions of the directors will be in the best interests of all shareholders. Cumulative voting, however, could enable the election of directors that will make decisions representing only the views of special interest groups that helped to get them elected. In addition, cumulative voting could create partisanship among directors and interfere with the effective functioning of the Board. An amendment to Brooklyn Union's certificate of incorporation to provide for cumulative voting would require the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

  The Board of Directors recommends you oppose this proposal because it is contrary to the belief that it is the duty of each director to administer the business and affairs of Brooklyn Union for the benefit of all shareholders.

                                 OTHER MATTERS

DEADLINE FOR SHAREHOLDER PROPOSALS

  Proposals from shareholders to be presented at the 1998 Annual Meeting must be received by the Secretary of Brooklyn Union at One MetroTech Center, Brooklyn, New York 11201-3850, no later than September 2, 1997.

  Matters intended to be presented by holders of common stock at the 1998 Annual Meeting must be stated in writing, and delivered to the Secretary by such shareholders during the period between 90 and 60 days prior to the date of the meeting, which is expected to be held on February 5, 1998.

ADDITIONAL INFORMATION

  Brooklyn Union's consolidated financial statements as of September 30, 1996 and for the three-year period then ended, and certain other financial information, are set forth in the Appendix to this Proxy Statement.

  Brooklyn Union's Annual Report on Form 10-K to the SEC includes additional information concerning Brooklyn Union, its subsidiaries and their operations and financial condition. This report, except for exhibits, will be furnished at no cost to shareholders after January 6, 1997 upon written request to the Secretary, The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3850.

  The following information is reported as required by the New York Business Corporation Law. Directors and officers liability insurance covering all directors and officers of Brooklyn Union was purchased from ACE Ltd., Aetna Casualty and Surety Company, Chubb & Son, Corporate Officers and Directors Assurance Ltd. and Zurich Insurance Company for a one-year period commencing May 28, 1996 at a total cost of approximately $473,150.

  Section 16(a) of the 1934 Act requires Brooklyn Union's directors and officers, and persons who own more than ten percent of a registered class of Brooklyn Union's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Brooklyn Union with copies of all Section 16(a) forms they file. Brooklyn Union believes that all filings during the fiscal year ended September 30, 1996, applicable to its executive officers, directors and greater than ten percent beneficial owners, were made on a timely basis.

CONFIDENTIAL VOTING

  Brooklyn Union, considering it to be in the best interest of its shareholders, in response to a shareholder proposal and for other reasons, has adopted a policy to the effect that all proxy (voting instruction) cards, ballots and vote tabulations which identify the particular vote of a shareholder are to be kept secret from Brooklyn Union, its directors, officers and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, First Chicago Trust Company of New York, P.O. Box 8535, Edison, New Jersey 08818-9402, which receives and tabulates the proxies and is independent of Brooklyn Union. The final tabulation is inspected by an inspector(s) of election who also is independent of Brooklyn Union, its directors, officers and employees. The identity and vote of any shareholder will not be disclosed to Brooklyn Union, its directors, officers or employees, nor to any third party except (i) to allow the independent inspector(s) of election to certify the results of the vote to Brooklyn Union, its directors, officers and employees; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against Brooklyn Union;
(iii) in the event of a proxy solicitation based on an opposition proxy statement filed, or required to be filed, with the SEC; or (iv) in the event a shareholder has made a written comment on such form of proxy.

OTHER PROPOSALS

  As of the date of this Proxy Statement, the Board of Directors knew of no other matter which is likely to be brought before the Annual Meeting. However, if any other matter is presented for action and comes before the Annual Meeting, it is the intention of the persons named as Proxies to vote in accordance with their judgment in such matters.

                                          By Order of the Board of Directors,

                                          Robert B. Catell
                                          Chairman and Chief Executive Officer

Dated: December 30, 1996

                                                                        APPENDIX


     1996 CONSOLIDATED FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS AND DIVIDENDS

  In fiscal 1996, consolidated income available for common stock was $122.6 million, or $2.48 per share, compared to $91.5 million, or $1.90 per share, in 1995, and $87.0 million, or $1.85 per share, in 1994. This was the fourth consecutive year of record earnings.

  Consolidated earnings for the last three fiscal years are summarized below:

                                                        1996     1995    1994
                                                      --------  ------- -------
                                                       (THOUSANDS OF DOLLARS)
   Income Available for Common Stock
   Utility........................................... $ 82,090  $78,677 $76,665
                                                      --------  ------- -------
   Gas exploration and production operations (before
    reorganization charge)...........................    7,627    7,843   5,707
   Reorganization charge.............................   (7,800)     --      --
   Gain on sale of subsidiary stock..................   23,034      --      --
   Gain on sale of Canadian plant....................   10,505      --      --
                                                      --------  ------- -------
                                                        33,366    7,843   5,707
                                                      --------  ------- -------
   Energy services
     Pipeline and storage............................    5,319      979   3,358
     Cogeneration....................................      414    2,670   1,303
     Marketing.......................................    1,396    1,329     --
                                                      --------  ------- -------
                                                         7,129    4,978   4,661
                                                      --------  ------- -------
       Consolidated.................................. $122,585  $91,498 $87,033
                                                      ========  ======= =======

  In 1996, regulated utility operations provided an equity return of 12.80%. The return, which included incentives authorized by the New York State Public Service Commission (PSC), was higher than the allowed rate of 10.65%. The Company has earned at or above its allowed return on utility common equity in 17 of the last 18 years.

  In the last three years, income available for common stock from utility operations has benefited from additions of new firm gas heating customers, principally as a result of customer conversions from oil to gas for space heating in homes and buildings, as well as earnings incentives provided under rate stipulations (see "Rate and Regulatory Matters"). In 1996, such incentive-based earnings were related largely to higher margins on sales to large-volume and off-system customers and attaining a 93% customer satisfaction rating in benchmarks used by the PSC. The effect on utility revenues of variations in weather largely was offset by the weather normalization adjustment included in the Company's tariff. Utility operating margins have improved due to ongoing cost reduction efforts.

  In 1996, earnings from gas exploration, production and processing operations decreased, primarily due to a reorganization charge of $7.8 million, net of federal income taxes, recorded by the U.S. exploration and production subsidiary, The Houston Exploration Company (THEC). Excluding this charge, operating results were comparable in 1996 and 1995. However, earnings in 1996 also included an after-tax gain of $23.0 million on the issuance by THEC of 34% of its common stock in September 1996 (see Note 3 to the Consolidated Financial Statements, "The Houston Exploration Company" for additional information). Neither the Company, nor THEC, has plans for any further issuances of THEC stock, nor the stock of any of the Company's other subsidiaries--except for issuances under ongoing stock plans. Further, earnings included a gain of $10.5 million on the sale in July 1996 of an investment in a Canadian gas processing plant, which was sold to realize the substantial value embodied in the investment at the time. In 1995, earnings from gas exploration, production and processing operations increased, primarily due to higher U.S. natural gas production.

  Earnings from investments in energy services are attributable to various operations. In April 1996, a Company subsidiary increased its equity interest in the Iroquois Gas Transmission System, L.P. (Iroquois) by 8.0% to 19.4%, resulting in higher earnings during the year from Iroquois. In addition, earnings from pipeline and storage operations in all periods reflect higher throughput on Iroquois. In 1995, earnings were reduced by a provision for the Company's proportionate share of estimated costs of legal matters involving Iroquois. With respect to cogeneration investments, higher fuel prices caused earnings from cogeneration investments to decrease in 1996. In 1995, the increase in earnings reflected equity income from the start of operations at John F. Kennedy International Airport (JFK) and the campus of the State University of New York at Stony Brook.

  Earnings from gas marketing in 1996 were $1.4 million, similar to last year. Looking toward the future, the Company expects revenue growth as a result of the rationalization and refocusing of these operations. New wholly-owned subsidiaries have been formed to operate effectively as part of the Company's holding company strategy. One of these business units sells gas and expects to sell electricity inside and outside the traditional utility territory. The other will provide a variety of technical and maintenance management services for commercial and industrial customers. The initial focus will be conducted both independently and through strategic alliances. As an integral part of this marketing realignment, a Company subsidiary sold its 50% interest in the gas-marketing venture, PennUnion Energy Services, L.L.C., to the other partner.

  The consolidated rate of return on average common equity was 13.6% in 1996, 10.9% in 1995, and 11.0% in 1994.

  In December 1995, the Board of Directors authorized an increase in the annual dividend on common stock to $1.42 per share from $1.39 per share. This increase became effective on February 1, 1996, when the quarterly dividend was raised to 35 1/2 cents per share from 34 3/4 cents per share. Common dividends have been increased in 20 consecutive years and paid continuously for 48 years.

SALES, GAS COSTS AND NET REVENUES

  Firm utility gas sales volumes in fiscal 1996 were 141,948 MDTH compared to 123,356 MDTH in 1995 and 133,513 MDTH in 1994. Measured by annual degree days, weather was 7.7% colder than normal in 1996, 11.2% warmer than normal in 1995 and 3.1% colder than normal in 1994. Sales growth in all markets resulted primarily from conversions to natural gas from oil for space heating, especially by large apartment buildings. In 1996, the growth in firm sales normalized for weather was 2.4%, similar to that experienced in recent years.

                                                1996        1995        1994
                                             ----------  ----------  ----------
                                                  (THOUSANDS OF DOLLARS)
Utility sales............................... $1,351,821  $1,152,331  $1,279,638
Cost of gas.................................   (610,053)   (446,559)   (560,657)
                                             ----------  ----------  ----------
Net revenues................................ $  741,768  $  705,772  $  718,981
                                             ----------  ----------  ----------
Gas production and other.................... $   80,181  $   63,953  $   58,992
                                             ----------  ----------  ----------

  In 1996, higher utility sales primarily reflected higher billings due to colder weather. In 1995, the opposite occurred as lower utility sales primarily reflected lower billings for gas costs due to warm weather. For additional information regarding utility sales and net revenues in the last three years, see "Rate and Regulatory Matters."

  During the year, gas at the burner tip was competitive with alternative grades of fuel oil. Residential heating sales in markets where the competing fuel is No. 2 grade fuel oil and sales to other small-volume customers were approximately 75% of firm sales volume in 1996. Demand in these markets is less sensitive to periodic differences between gas and oil prices. In large-volume heating markets, gas service is provided under rates that are set to compete with prices of alternative fuel, including No. 6 grade heating oil. There is substantial sales potential in these markets, which include large apartment houses, government buildings and schools. Competition with other gas suppliers is expected to continue to increase as a result of deregulation.

  Moreover, a significant market for off-system gas sales, transportation and other services has developed as a result of deregulation. These sales or services reflect optimal use of available pipeline capacity as affected by weather and the Company's New York Market Hub in balancing on-system requirements to core customers with off-system services to increase total margins. In colder-than-normal winters, such as 1996, sales to on-system customers are higher whereas off-system services are comparatively lower. As a result, in 1996 gas and transportation sales and services to off-system and interruptible customers amounted to 42,950 MDTH compared with 49,910 MDTH in 1995.

  The Company and its gas exploration and production subsidiary employ derivative financial instruments, such as natural gas and oil futures, options and swaps, for the purpose of managing exposures to commodity price risk. In connection with utility operations, the Company primarily uses derivative financial instruments to fix margins on sales to large-volume customers to which gas is sold at a price indexed to the prevailing price of oil, their alternate fuel. Derivative financial instruments are used by the Company's gas exploration and production subsidiary to manage the risk associated with fluctuations in the price received for natural gas production in order to achieve a more predictable cash flow. Hedging strategies have been managed independently. (See Note 7B to the Consolidated Financial Statements, "Derivative Financial Instruments," for additional information.)

  The cost of gas, $610.1 million in 1996, was $163.5 million or 36.6% higher than in 1995. The higher cost reflects higher heating sales due to colder weather and higher average gas costs. The cost of gas in 1994 was $560.7 million reflecting higher volumes sold and higher average prices, both of which were primarily the result of cold weather in that year as compared to volumes and prices in 1995. The cost of gas for firm customers was $3.49 per DTH (one DTH equals 10 therms) in 1996, compared to $3.12 per DTH in 1995 and $3.55 per DTH in 1994. For the year ended September 30, 1996, the utility's cost of gas included hedging losses of $1.7 million related to its margin fixing strategy.

  The increase in revenues from gas production and other in 1996 is due primarily to the acquisition of additional natural gas properties (see Note 3 to the Consolidated Financial Statements, "The Houston Exploration Company", for additional information) and increased production from the gas processing plant located in British Columbia, Canada, which was purchased in April 1995 and was sold in July 1996. In 1996, gas production, including oil equivalents, was approximately 27.3 billion cubic feet (BCFe), or 4.6 BCFe above the level of production last year. In 1996, wellhead prices averaged approximately $2.11 per MCF compared with $1.47 per MCF last year. The realized price (average wellhead price received for production including recognized hedging gains and losses) was $1.82 per MCF in 1996 compared with $1.77 per MCF in 1995. Hence, the Company's hedging strategy stabilized the weather-related volatility inherent in the wellhead price which showed an increase on average of 64 cents per MCF in 1996 compared to 1995. The effective price increased 5 cents in 1996 compared to 1995. The effective price in 1996 included a hedging loss of $7.7 million while the effective price in 1995 included a hedging gain of $6.6 million. (See Note 10 to the Consolidated Financial Statements, "Supplemental Gas and Oil Disclosures", for additional information.)

EXPENSES, OTHER INCOME AND PREFERRED DIVIDENDS

  The increase in operation and maintenance expense in 1996 reflects the effects of colder weather compared to last year and the reorganization charge incurred by the U.S. exploration and production subsidiaries. The reorganization charge of $12.0 million reflects remuneration that certain former employees of the Company's other exploration and production subsidiary were paid as the result of the increase in the value of the gas and oil properties transferred to THEC. The decrease in 1995 reflected warmer weather and various cost reduction efforts. In 1994, severe winter weather caused higher utility gas distribution operation expense. The benefit of ongoing cost reduction programs substantially outweighed the adverse effects of generally higher labor and material costs. Moreover, consolidated operation expense in 1996 and 1995 included costs related to Canadian gas processing operations, which ceased in July 1996 when the plant was sold.

  The increase in depreciation and depletion expense in 1996 reflects higher depletion charges of subsidiaries due to increased gas production and higher utility depreciation expense due to property additions.

  General taxes principally include state and city taxes on utility revenues and property. The applicable property base generally has increased, although the Company has been able to realize significant savings by the aggressive pursuit of reductions in property value assessments. Taxes based on revenues reflect the variations in utility revenues each year.

  Federal income tax expense reflects changes in pre-tax income.

  The increase in earnings from energy services investments in 1996 is primarily due to the increase in earnings from Iroquois offset by lower cogeneration earnings, as previously discussed. Other income also includes pre-tax gains on the sale of the Canadian plant and on the initial public offering of 34% of THEC's common stock.

  Interest charges on long-term debt in each of the last three fiscal years generally reflect higher average subsidiary borrowings. In fiscal 1996, interest charges reflected lower utility interest costs due to debt refunding. Other interest expense primarily reflects accruals of carrying charges related to regulatory settlement items.

  Dividends on preferred stock reflect reductions in the level of preferred stock outstanding due to sinking fund redemptions.

CAPITAL EXPENDITURES

  Consolidated capital expenditures were $302.3 million in 1996, $214.0 million in 1995 and $199.6 million in 1994.

  Capital expenditures related to utility operations were $110.8 million in 1996, $108.7 million in 1995 and $103.8 million in 1994. Utility expenditures in all years principally were for the renewal and replacement of mains and services.

  Capital expenditures related to gas exploration, production and processing activities were $169.0 million in 1996, $83.0 million in 1995 and $71.3 million in 1994. Expenditures in 1996 reflect two major acquisitions totaling $84.7 million for gas and oil reserves in South Texas and the Gulf of Mexico, as well as ongoing exploration and development activities. Expenditures in 1996 primarily reflect increased off-shore development activities. Net proved gas reserves at September 30, 1996 were approximately 322 BCFe. These reserves are located off-shore in the Gulf of Mexico and on-shore in Texas, the Arkoma Basin and West Virginia.

  Capital expenditures related to energy services investments were $22.5 million in 1996, $22.3 million in 1995 and $24.5 million in 1994. Expenditures in 1996 primarily were for the acquisition of the additional interest in Iroquois. Also, in 1996 the cogeneration plant at JFK was refinanced and cash flows from investing activities include a return of capital from the proceeds. In 1995 and 1994, expenditures were primarily related to the construction of the JFK cogeneration project and, in 1995, also included $5.6 million related to the Stony Brook cogeneration plant. In 1994, capital expenditures also included the acquisition of an interest in a cogeneration plant located in Lockport, New York.

  Consolidated capital expenditures for fiscal years 1997 and 1998 are estimated to be approximately $195 million in each year, including $85 million per year related to non-utility activities. The level of such expenditures is reviewed on an ongoing basis and can be affected by timing, scope and changes in investment opportunities.

FINANCING

  Cash provided by operating activities continues to be strong and is a substantial source for financing ongoing capital expenditures. In 1996, cash flow from utility operations was reduced by the timing of budget plan billing settlements related to cold weather.

  In September 1996, THEC issued 7,130,000 shares of its common stock in an initial public offering, providing net proceeds of $101.0 million, which were used to pay down debt and to complete the financing of gas reserve acquisitions and property additions discussed previously.

  In addition, proceeds from common stock issued through the Company's employee and shareholder stock purchase plans have provided the Company approximately $27.4 million in 1996, $28.0 million in 1995 and $29.8 million in 1994. The Company issued 1,800,000 new shares of common stock on October 6, 1993, providing net proceeds of $44.9 million.

  In March 1996, the Company refunded $153.5 million of Gas Facilities Revenue Bonds, including a $98.5 million series of 9% bonds and a $55 million series of 8.75% bonds. Both series were called for redemption at optional redemption prices equal to 102% of the face amount per bond plus accrued interest. The $153.5 million refunding series, which matures in 2021, was issued on January 29, 1996, with a coupon rate of 5.5% at a price of 99% of the principal amount of the bonds. The Company expects to initiate a call of its Gas Facilities Revenue Bonds, 7 1/8% Series 1985 I and 7% Series 1985 II, which are callable on December 1, 1996 at 102% of face amount per bond plus accrued interest to the call date. If authorization is received from government agencies, the bonds would be called early in calendar year 1997.

  At September 30, 1996, the consolidated annualized cost of long-term debt was 6.3%, compared to 7.1% in 1995 and 6.9% in 1994.

FINANCIAL FLEXIBILITY AND LIQUIDITY

  At September 30, 1996, the Company had cash and temporary cash investments of $41.9 million and available bank lines of credit of $75 million, which lines are available to secure the issuance of commercial paper. The lines of credit can be increased to $150 million by December 1996. Related borrowings primarily are used to finance seasonal working capital requirements, which in recent years have not been significant. At September 30, 1996, there were no borrowings outstanding. In addition, subsidiaries have lines of credit totaling $150 million, which for the most part support borrowings under revolving loan agreements. (See Note 5C to the Consolidated Financial Statements, "Other Long-Term Debt", for additional information.)

  At September 30, 1996, the common equity component of the Company's capitalization was 55.8%.

  Fixed charge coverage ratios were 3.99 times in 1996, 3.17 times in 1995 and
3.21 times in 1994.

RATE AND REGULATORY MATTERS

 Rate Settlement Matters and Holding Company Agreement

  In September 1996, the New York State Public Service Commission (PSC) granted the Company's petition to restructure into a holding company. The PSC's holding company order approved a settlement agreement among Brooklyn Union, the Staff of the Department of Public Service and several intervenor parties. This agreement contains restrictions and limitations on certain holding company investments, limitations on the level of dividend payments from Brooklyn Union to the holding company under certain circumstances, prohibitions on certain intercompany loans, guarantees and pledges, and restrictions on transactions among the affiliated holding company group.

  The agreement reached in the holding company filing included a new multi-year rate plan that became effective on October 1, 1996. After an initial rate reduction of approximately $3.0 million in fiscal 1997, the non-gas component in customer bills will be under specific price caps. Hence, the total amount for this component in rates that the Company can charge customers, in the aggregate, will remain constant for the subsequent five years, although rates in certain customer classes may be increased in order to reflect cost responsibility more appropriately. The Company also will be permitted to charge for various ancillary services.

  During the six-year term of the rate plan, the costs of gas purchased by the Company for its customers will be recovered currently in billed firm revenues through the operation of a tariff provision, the Gas Adjustment Clause (GAC). Further, in addition to recovering its specific gas costs in applicable rates, the Company's rates for transporting gas within its local distribution system provide for full margin recovery of its cost of service. (See Notes to Consolidated Financial Statements, "Summary of Significant Accounting Policies and Basis for Financial Statement Presentation--Regulatory Assets.")

  Although there is no specific authorized rate of return on common equity, the rate plan includes provisions for rate changes if certain conditions applicable to inflation, exogenous costs or changes in financial condition occur. Under the agreement the Company generally is not subject to any earnings cap or provisions to share with customers any level of earnings from utility operations. However, incentive provisions remain for retention of 20% of margins on sales to off-system customers and capacity release credits, and expenditures related to remediation of the sites of former gas manufacturing plants are subject to a provision enabling the Company to retain any savings, while requiring it to absorb any costs, to the extent that expenditures vary by 10% compared with estimates. The agreement includes a customer service quality performance plan with a maximum forty basis-point pre-tax equity return penalty if service quality diminishes in certain categories over the term of the agreement. Also, the weather normalization adjustment was modified to provide that the Company may recover or be required to refund 87.5% of all margin shortfalls or surpluses resulting from weather that is warmer or colder-than-normal.

  In September 1995, the PSC approved the Company's second stage rate filing covering fiscal 1996. The approval provided for no base rate increase; however, $7.5 million in deferred credits were amortized to income in 1996. The authorized rate of return on utility common equity was set at 10.65% for fiscal 1996.

  In October 1994, the PSC approved a three-year rate settlement agreement which provided for no base rate increase in fiscal 1995; however, the Company amortized to income, as permitted, approximately $1.3 million of deferred credits in that year. The third year of this agreement was superseded by the PSC order in the holding company proceeding of September 1996 mentioned above.

 Restructuring Proceeding

  The PSC has set forth a policy framework to guide the transition of New York State's gas distribution industry in the deregulated gas industry environment. In March 1996, the PSC issued an order on utility compliance tariff filings, including the Company's, related to this framework.

  Pursuant to this order, beginning on May 1, 1996, customers in the Company's small-volume market have the option to purchase their gas supplies from sources other than the Company, which would serve as gas transporter. Large-volume customers have had this option for a number of years. Small-volume customers can be grouped together by marketers if their combined minimum threshold usage reaches 50,000 therms of gas per year, which approximates the usage of 35 homes. The PSC approved the Company's methodology of recovering the cost of pipeline capacity and storage service provided to marketing firms and transportation customers. In addition to transporting gas that customers purchase from marketers, utilities such as the Company will provide billing, meter reading and other services for aggregate rates that closely approximate the distribution charge reflected in otherwise applicable sales rates to supply these customers. The PSC order placed a limit on the amount of gas the Company would be obligated to transport in its core market under aggregation programs to 5% of total core sales in each of the next three years, with no more than 25% of any one service class permitted to convert to transportation service.

ENVIRONMENTAL MATTERS

  The Company is subject to various Federal, state and local laws and regulatory programs related to the environment. These environmental laws govern both the normal, ongoing operations of the Company as well as the cleanup of historically contaminated properties. Ongoing environmental compliance activities, which historically have not been material, are integrated with the Company's operations and maintenance activities. As of September 30, 1996, the Company had an accrued liability of $28.8 million representing costs associated with investigation and remediation at former manufactured gas plant sites. (See
Note 9 to the Consolidated Financial Statements, "Environmental Matters," for additional information.)

FINANCIAL STATEMENT RESPONSIBILITY

  The Consolidated Financial Statements of the Company and its subsidiaries were prepared by management in conformity with generally accepted accounting principles.

  The Company's system of internal controls is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorizations and recorded to permit preparation of financial statements that present fairly the financial position and operating results of the Company. The Company's internal auditors evaluate and test the system of internal controls. The Company's Vice President and General Auditor reports directly to the Audit Committee of the Board of Directors, which is composed solely of outside directors. The Audit Committee meets periodically with management, the Vice President and General Auditor and Arthur Andersen LLP to review and discuss internal accounting controls, audit results, accounting principles and practices and financial reporting matters.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Brooklyn Union Gas Company:

  We have audited the accompanying Consolidated Balance Sheet and Consolidated Statement of Capitalization of The Brooklyn Union Gas Company (a New York corporation) and subsidiaries as of September 30, 1996 and 1995, and the related Consolidated Statements of Income, Retained Earnings and Cash Flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position and capitalization of The Brooklyn Union Gas Company and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

October 23, 1996
New York, New York

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS FOR FINANCIAL STATEMENT PRESENTATION

 Principles of Consolidation

  The Consolidated Financial Statements reflect the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated. All other adjustments are of a normal, recurring nature and certain reclassifications have been made to amounts in prior periods to conform with the current period presentation.

  Further, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Utility Gas Property--Depreciation and Maintenance

  Utility gas property is stated at original cost of construction, which includes allocations of overheads and taxes and an allowance for funds used during construction.

  Depreciation is provided on a straight-line basis in amounts equivalent to composite rates on average depreciable property of 3.4% in 1996 and 1995, and 3.3% in 1994.

  The cost of property retired, plus the cost of removal less salvage, is charged to accumulated depreciation. The cost of repair and minor replacement and renewal of property is charged to maintenance expense.

 Gas Exploration and Production Property--Depletion and Depreciation

  The Company's gas exploration and production subsidiary follows the full cost method of accounting. All productive and nonproductive costs identified with acquisition, exploration and development are capitalized. Provisions for depletion are based on the units-of-production method and, when necessary, include provisions related to the asset ceiling test limitations required by the regulations of the Securities and Exchange Commission. Costs of unevaluated gas and oil properties are excluded from the amortization base until proved reserves are established or an impairment is determined.

  Provisions for depreciation of all other non-utility property are computed on a straight-line basis over useful lives of three to fifteen years.

 Investments in Energy Services

  Certain subsidiaries own as their principal assets investments representing ownership interests of 50% or less in energy-related businesses that are accounted for under the equity method.

 Revenues

  Utility customers generally are billed bi-monthly on a cycle basis. Revenues include unbilled amounts related to the estimated gas usage that occurred from the last meter reading to the end of each month.

  Revenue requirements to establish utility rates are based on sales to customers. Gas costs are recovered currently in billed firm revenues through the operation of a tariff provision, the Gas Adjustment Clause (GAC). Net revenues from off-system gas sales and tariff gas balancing services and capacity release credits are refunded to firm customers subject to certain limited sharing provisions in the Company's tariff. Prior to October 1, 1996, net revenues from tariff sales for gas and transportation services to on-system customers made on an interruptible basis were refunded to firm customers subject to sharing provisions. The GAC provision requires an annual reconciliation of recoverable gas costs and GAC revenues. Any difference is deferred pending recovery from or refund to firm customers during a subsequent twelve-month period.

 Derivative Financial Instruments

  The Company and THEC use derivative financial instruments primarily to hedge exposures in cash flows due to fluctuations in the price of natural gas and fuel oil, which in certain markets may strongly influence the Company's selling price for natural gas. Gains and losses on these instruments are recognized concurrently with the recognition of the underlying exposures.

  The Company regularly assesses the relationship between natural gas commodity prices in "cash" and futures markets. The correlation between prices in these markets has been well within a range generally deemed to be acceptable. If correlation were not to remain in an acceptable range, the Company would account for its financial instrument positions as trading activities.

 Federal Income Tax

  Prior to the adoption in 1994 of SFAS-109, "Accounting for Income Taxes", pursuant to PSC policy, deferred taxes were not provided for certain construction costs incurred before fiscal 1988 and for bases differences related to differences between tax and book depreciation methods. In accordance with SFAS-109, the Company recorded a regulatory asset for the net cumulative effect of having to provide deferred Federal income tax expense on all differences between the tax and book bases of assets and liabilities at the current tax rate.

  Investment tax credits, which were available prior to the Tax Reform Act of 1986, were deferred in operating expense and are amortized as a reduction of Federal income tax in other income over the estimated life of the related property.

 Regulatory Assets

  The Company is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation". Regulatory assets arise from the allocation of costs and revenues to accounting periods for utility ratemaking purposes differently from bases generally applied by nonregulated companies. Regulatory assets are recognized in accordance with SFAS-71. With the exception of net tax regulatory assets all other significant assets and liabilities created by the ratemaking process, including the $33.2 million recorded for environmental remediation costs as of September 30, 1995, have been reflected in utility rates pursuant to the agreement approved by the PSC in its September 25, 1996 holding company order. Accordingly, at September 30, 1996 the Company had only a net tax regulatory asset of $74,885,000 compared to a regulatory asset of $109,636,000 related to taxes and environmental costs at September 30, 1995.

  In the event that it were no longer subject to the provisions of SFAS-71, the Company estimates that the write-off of this net tax regulatory asset could result in a charge to net income of approximately $48,675,000 which would be classified as an extraordinary item.

 Subsidiary Common Stock Issuances to Third Parties

  The Company follows an accounting policy of income statement recognition for parent company gains or losses from issuances of stock by subsidiaries.

 Research and Development Costs

  All research and development costs are expensed as incurred. For the years ended September 30, 1996, 1995 and 1994, these costs were $12.8 million, $11.9 million and $11.9 million, respectively.

                        CONSOLIDATED STATEMENT OF INCOME

                        FOR THE YEAR ENDED SEPTEMBER 30,

                                               1996        1995        1994
                                            ----------  ----------  ----------
                                                 (THOUSANDS OF DOLLARS)
OPERATING REVENUES
  Utility sales............................ $1,351,821  $1,152,331  $1,279,638
  Gas production and other.................     80,181      63,953      58,992
                                            ----------  ----------  ----------
                                             1,432,002   1,216,284   1,338,630
                                            ----------  ----------  ----------
OPERATING EXPENSES
  Cost of gas..............................    610,053     446,559     560,657
  Operation and maintenance................    428,977     385,654     384,734
  Depreciation and depletion...............     79,610      72,020      69,611
  General taxes............................    143,296     134,718     150,743
  Federal income tax (See Note 1)..........     39,508      41,989      40,556
                                            ----------  ----------  ----------
OPERATING INCOME...........................    130,558     135,344     132,329
OTHER INCOME
  Income from energy services investments..     13,523       9,458       5,689
  Gain on sale of investment in Canadian
   plant...................................     16,160         --          --
  Gain on sale of subsidiary stock (See
   Note 3).................................     35,437         --          --
  Other, net...............................     (1,188)        151         700
  Federal income tax (See Note 1)..........    (19,861)        (51)       (142)
                                            ----------  ----------  ----------
INCOME BEFORE INTEREST CHARGES.............    174,629     144,902     138,576
INTEREST CHARGES
  Long-term debt...........................     46,803      47,939      46,900
  Other....................................      4,918       5,128       4,292
                                            ----------  ----------  ----------
NET INCOME.................................    122,908      91,835      87,384
DIVIDENDS ON PREFERRED STOCK...............        323         337         351
                                            ----------  ----------  ----------
INCOME AVAILABLE FOR COMMON STOCK.......... $  122,585  $   91,498  $   87,033
                                            ==========  ==========  ==========
EARNINGS PER SHARE OF COMMON STOCK
(Average shares outstanding of 49,365,435,
 48,211,220 and 46,979,597, respectively).. $     2.48  $     1.90  $     1.85
                                            ==========  ==========  ==========

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                        FOR THE YEAR ENDED SEPTEMBER 30,

                                                      1996     1995     1994
                                                    -------- -------- --------
                                                      (THOUSANDS OF DOLLARS)
BALANCE AT BEGINNING OF YEAR....................... $303,709 $279,466 $255,979
INCOME AVAILABLE FOR COMMON STOCK..................  122,585   91,498   87,033
                                                    -------- -------- --------
                                                     426,294  370,964  343,012
LESS:
  Cash dividends declared ($1.42, $1.39 and $1.35
   per common share, respectively).................   70,291   67,229   63,652
  Other adjustments................................       30       26     (106)
                                                    -------- -------- --------
BALANCE AT END OF YEAR............................. $355,973 $303,709 $279,466
                                                    ======== ======== ========

   The accompanying Summary of Significant Accounting Policies and Basis for Financial Statement Presentation and Notes to Consolidated Financial Statements
                    are integral parts of these statements.

                           CONSOLIDATED BALANCE SHEET

                                                            SEPTEMBER 30,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
ASSETS
Property
  Utility, at cost...................................  $ 1,782,440  $ 1,690,193
  Accumulated depreciation...........................     (429,476)    (393,263)
  Gas exploration and production, at cost (See Note
   3)................................................      510,568      353,847
  Accumulated depletion..............................     (165,414)    (138,136)
                                                       -----------  -----------
                                                         1,698,118    1,512,641
                                                       -----------  -----------
INVESTMENTS IN ENERGY SERVICES (SEE NOTE 8)..........      115,529      121,023
                                                       -----------  -----------
CURRENT ASSETS
  Cash...............................................       18,524       15,992
  Temporary cash investments.........................       23,397       24,550
  Accounts receivable................................      172,843      146,018
  Allowance for uncollectible accounts...............      (15,616)     (13,730)
  Gas in storage, at average cost....................       91,813       88,810
  Materials and supplies, at average cost............       12,089       13,203
  Prepaid gas costs..................................       11,945       15,725
  Other..............................................       38,888       19,856
                                                       -----------  -----------
                                                           353,883      310,424
                                                       -----------  -----------
DEFERRED CHARGES.....................................      122,073      172,834
                                                       -----------  -----------
                                                       $ 2,289,603  $ 2,116,922
                                                       ===========  ===========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (SEE ACCOMPANYING STATEMENT AND NOTE
 5)
  Common equity......................................  $   905,808  $   826,290
  Preferred stock, redeemable........................        6,600        6,900
  Long-term debt.....................................      712,013      720,569
                                                       -----------  -----------
                                                         1,624,421    1,553,759
                                                       -----------  -----------
CURRENT LIABILITIES
  Accounts payable...................................      143,561      103,705
  Dividends payable..................................       18,229       17,536
  Taxes accrued......................................       10,905        3,635
  Customer deposits..................................       21,881       22,252
  Customer budget plan credits.......................        8,892       24,790
  Interest accrued and other.........................       37,244       39,438
                                                       -----------  -----------
                                                           240,712      211,356
                                                       -----------  -----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Federal income tax.................................      282,041      247,882
  Unamortized investment tax credits.................       20,007       20,948
  Other..............................................       43,573       82,977
                                                       -----------  -----------
                                                           345,621      351,807
                                                       -----------  -----------
MINORITY INTEREST IN SUBSIDIARY COMPANY (SEE NOTE 3).       78,849          --
                                                       -----------  -----------
                                                       $ 2,289,603  $ 2,116,922
                                                       ===========  ===========

   The accompanying Summary of Significant Accounting Policies and Basis for Financial StatementPresentation and Notes to Consolidated Financial Statements
                    are integral parts of these statements.

                    CONSOLIDATED STATEMENT OF CAPITALIZATION

                                                            SEPTEMBER 30,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
COMMON EQUITY
Common stock, $.33 1/3 par value, authorized
 70,000,000 shares; outstanding 49,857,448 and
 48,788,320 shares, respectively ....................  $   549,835  $   522,581
Retained earnings (See accompanying statement).......      355,973      303,709
                                                       -----------  -----------
                                                           905,808      826,290
                                                       -----------  -----------
PREFERRED STOCK, REDEEMABLE
$100 par value, cumulative, authorized 900,000 shares
 4.60% Series B, 69,000 and 72,000 shares outstand-
 ing, respectively...................................        6,900        7,200
Less: Current sinking fund requirements..............          300          300
                                                       -----------  -----------
                                                             6,600        6,900
                                                       -----------  -----------
LONG-TERM DEBT
Gas facilities revenue bonds (issued through New York
 State Energy Research and Development Authority)
  9% Series 1985 A due May 2015......................          --        98,500
  8 3/4% Series 1985 due July 2015...................          --        55,000
  6.368% Series 1993 A and Series 1993 B due April
   2020..............................................       75,000       75,000
  7 1/8% Series 1985 I due December 2020.............       62,500       62,500
  7% Series 1985 II due December 2020................       62,500       62,500
  5.5% Series 1996 due January 2021..................      153,500          --
  6.75% Series 1989 A due February 2024..............       45,000       45,000
  6.75% Series 1989 B due February 2024..............       45,000       45,000
  5.6% Series 1993 C due June 2025...................       55,000       55,000
  6.95% Series 1991 A and Series 1991 B due July
   2026..............................................      100,000      100,000
  5.635% Series 1993 D-1 and Series 1993 D-2 due July
   2026..............................................       50,000       50,000
                                                       -----------  -----------
                                                           648,500      648,500
Unamortized premium--Long-term debt..................       (1,489)         --
Subsidiary borrowings................................       65,002       72,069
                                                       -----------  -----------
                                                           712,013      720,569
                                                       -----------  -----------
                                                       $ 1,624,421  $ 1,553,759
                                                       ===========  ===========

   The accompanying Summary of Significant Accounting Policies and Basis for Financial Statement Presentation and Notes to Consolidated Financial Statements
                    are integral parts of these statements.

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                FOR THE YEAR ENDED SEPTEMBER
                                                             30,
                                                -------------------------------
                                                  1996       1995       1994
                                                ---------  ---------  ---------
                                                   (THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income....................................  $ 122,908  $  91,835  $  87,384
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and depletion..................     83,006     77,696     75,386
  Deferred Federal income tax ................     25,985     11,037     10,897
  Gain on sale of investment in Canadian
   operations.................................    (16,160)       --         --
  Gain on sale of subsidiary stock............    (35,437)       --         --
  Income from energy services investments.....    (13,523)    (9,458)    (5,689)
  Dividends received from energy services
   investments................................     11,031      3,595      4,392
  Change in accounts receivable, net..........    (24,939)    44,712     31,906
  Change in accounts payable..................     39,856    (29,283)   (34,121)
  Gas inventory and prepayments...............        777      6,208      5,498
  Other.......................................      8,863     14,439     18,474
                                                ---------  ---------  ---------
Cash provided by operating activities.........    202,367    210,781    194,127
                                                ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock..........................     27,407     27,974     29,828
Proceeds from sale of subsidiary stock .......    101,041        --         --
Common stock proceeds receivable..............        --         --      44,910
Issuance of long-term debt....................    153,500     19,192     12,077
Repayment of long-term debt and preferred
 stock........................................   (160,867)      (300)      (300)
Dividends paid................................    (70,614)   (67,566)   (64,003)
                                                ---------  ---------  ---------
Cash provided by (used for) financing activi-
 ties.........................................     50,467    (20,700)    22,512
                                                ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures (excluding allowance for
 equity funds used during construction).......   (301,307)  (212,732)  (197,496)
Proceeds from sale of investment in Canadian
 plant........................................     26,938        --      11,691
Partnership distribution 1996 and other.......     22,914      9,702      1,398
                                                ---------  ---------  ---------
Cash used in investing activities.............   (251,455)  (203,030)  (184,407)
                                                ---------  ---------  ---------
CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS.  $   1,379  $ (12,949) $  32,232
CASH AND TEMPORARY CASH INVESTMENTS AT BEGIN-
 NING OF YEAR.................................     40,542     53,491     21,259
                                                ---------  ---------  ---------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF
 YEAR.........................................  $  41,921  $  40,542  $  53,491
                                                =========  =========  =========

  Temporary cash investments are short-term marketable securities purchased with maturities of three months or less that are carried at cost which approximates their fair value.

Supplemental disclosures of cash flows
  Income taxes................................  $  37,053  $  36,000  $  36,900
  Interest....................................  $  53,210  $  53,047  $  50,872
                                                =========  =========  =========

   The accompanying Summary of Significant Accounting Policies and Basis for
     Financial Statement Presentation and Notes to Consolidated Financial
              Statements are integral parts of these statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FEDERAL INCOME TAX

  Income tax expense (benefit) is reflected as follows in the Consolidated Statement of Income:

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
   OPERATING EXPENSES
     Current...................................... $ 27,766  $ 31,676  $ 38,403
     Deferred.....................................   11,742    10,313     2,153
                                                   --------  --------  --------
                                                     39,508    41,989    40,556
                                                   --------  --------  --------
   OTHER INCOME
     Current......................................    6,559       379    (7,528)
     Deferred.....................................   14,243       724     8,744
     Amortization of investment tax credits.......     (941)   (1,052)   (1,074)
                                                   --------  --------  --------
                                                     19,861        51       142
                                                   --------  --------  --------
   Total Federal income tax....................... $ 59,369  $ 42,040  $ 40,698
                                                   ========  ========  ========

  The components of the Company's net deferred income tax liability reflected as Deferred Credits and Other Liabilities--Federal income tax in the Consolidated Balance Sheet are as follows:

                                                             SEPTEMBER 30,
                                                        -----------------------
                                                           1996        1995
                                                        ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
   Utility property.................................... $   176,565 $   180,708
   Gas production and other property...................      69,488      49,402
   Net tax regulatory asset............................      26,210      28,214
   Other...............................................       9,778     (10,442)
                                                        ----------- -----------
   Net deferred income tax liability................... $   282,041 $   247,882
                                                        =========== ===========

  The following is a reconciliation between reported income tax and tax computed at the statutory rate of 35%:

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
   Computed at statutory rate..................... $ 63,797  $ 46,856  $ 44,828
   Adjustments related to:
     Gas production tax credits...................   (1,962)   (2,730)   (1,303)
     Nontaxable interest income...................     (678)     (870)     (556)
     Amortization of investment tax credits.......     (941)   (1,052)   (1,074)
     Other, net...................................     (847)     (164)   (1,197)
                                                   --------  --------  --------
   Total Federal income tax....................... $ 59,369  $ 42,040  $ 40,698
                                                   --------  --------  --------
   Effective income tax rate......................       33%       31%       32%
                                                   ========  ========  ========

2. POSTRETIREMENT BENEFITS

  A. PENSION: The Company has a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based on years of service and compensation. The Company's funding policy for pensions is in accordance with requirements of Federal law and regulations. There were no pension contributions in 1996, 1995 and 1994. Special retirement programs were initiated in 1995 and 1994.

  The calculation of net periodic pension cost follows:

                                                  YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------
                                                   (THOUSANDS OF DOLLARS)
   Service cost, benefits earned during the
    year........................................ $ 15,160  $ 11,533  $ 15,100
   Special retirement charge....................      --      5,416     8,465
                                                 --------  --------  --------
                                                   15,160    16,949    23,565
                                                 --------  --------  --------
   Interest cost on projected benefit
    obligation..................................   37,128    35,128    29,511
   Return on plan assets........................  (78,930)  (82,626)  (12,430)
   Net amortization and deferral................   31,745    34,786   (32,798)
                                                 --------  --------  --------
   Total pension cost........................... $  5,103  $  4,237  $  7,848
                                                 ========  ========  ========

  The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Balance Sheet. Plan assets principally are investment grade common stock and fixed income securities.

                                                           SEPTEMBER 30
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
   Actuarial present value of benefit obligations:
   Vested............................................ $  (414,988) $  (401,159)
   Accumulated....................................... $  (439,278) $  (423,434)
   Projected......................................... $  (563,852) $  (545,825)
   Plan assets at fair value......................... $   608,080  $   555,906
                                                      -----------  -----------
   Plan assets in excess of projected benefit
    obligation....................................... $    44,228  $    10,081
   Unrecognized net loss (gain) from past experience
    different from that assumed and from changes in
    assumptions......................................     (32,755)      10,880
   Unrecognized transition asset.....................     (27,914)     (32,566)
                                                      -----------  -----------
   Accrued pension liability......................... $   (16,441) $   (11,605)
                                                      -----------  -----------
   Assumptions:
   Obligation discount...............................        7.25%        7.00%
   Asset return......................................        7.75%        7.50%
   Average annual increase in compensation...........        5.50%        5.50%
                                                      ===========  ===========

  B. OTHER--RETIREE HEALTH CARE AND LIFE INSURANCE: The Company sponsors noncontributory defined benefit plans under which it provides certain health care and life insurance benefits for retired employees. The Company has been funding a portion of future benefits over employees' active service lives through a Voluntary Employee Beneficiary Association (VEBA) trust. Contributions to VEBA trusts are tax deductible, subject to limitations contained in the Internal Revenue Code. The Company's policy is to fund the cost of postretirement benefits in a tax effective manner as part of its overall strategy to manage the costs of its benefit programs for employees.

  Net periodic other postretirement benefit cost included the following components:

                                                    YEAR ENDED SEPTEMBER 30,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
                                                     (THOUSANDS OF DOLLARS)
   Service cost, benefits earned during the year... $      3,178  $      2,590
   Interest cost on accumulated postretirement
    benefit obligation.............................       10,673         9,958
   Return on plan assets...........................       (9,382)       (6,746)
   Net amortization and deferral...................       10,961         6,752
                                                    ------------  ------------
   Other postretirement benefit cost............... $     15,430  $     12,554
                                                    ============  ============

  The following table sets forth the plans' funded status, reconciled with amounts recognized in the Company's Consolidated Balance Sheet.

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
   Actuarial present value of accumulated
    postretirement benefit obligation
     Retirees........................................ $   (88,278) $   (87,022)
     Fully eligible active plan participants.........     (18,271)     (10,980)
     Other active plan participants..................     (63,762)     (56,157)
                                                      -----------  -----------
                                                      $  (170,311) $  (154,159)
                                                      -----------  -----------
   Plan assets at fair value, primarily stocks and
    bonds............................................ $    93,452  $    72,638
                                                      -----------  -----------
   Accumulated postretirement benefit obligation in
    excess of
    plan assets...................................... $   (76,859) $   (81,521)
   Unrecognized net loss from past experience
    different from that assumed and from changes in
    assumptions......................................      29,285       25,345
   Unrecognized transition obligation................      64,015       67,781
                                                      -----------  -----------
   Prepaid other postretirement benefit.............. $    16,441  $    11,605
                                                      -----------  -----------
   Assumptions:
     Obligation discount.............................        7.25%        7.00%
     Asset return....................................        7.75%        7.50%
                                                      ===========  ===========

  The measurement also assumes a health care cost trend rate of 8.5% decreasing to 5.0% by the year 2007 and remaining at that level thereafter. A 1.0% increase in the health care cost trend rate would have the effect of increasing the accumulated postretirement benefit obligation as of September 30, 1996 and the net periodic SFAS-106 expense by approximately $23,825,000 and $1,935,000, respectively.

3. THE HOUSTON EXPLORATION COMPANY (THEC)

  Certain former employees of Fuel Resources Inc., the subsidiary of the Company that previously owned certain onshore natural gas and oil producing properties and acreage, were entitled to receive remuneration for the increase in the value of these properties should these properties be sold or transferred. These former employees were paid, and a reorganization charge of $12.0 million was recorded in operation and maintenance expense in the accompanying Consolidated Statement of Income, as a result of the transfer of these properties to THEC in 1996.

  In September 1996, THEC completed an initial public offering (the "IPO") of 7,130,000 shares of its common stock at an offering price of $15.50 per share. The cash proceeds to THEC from the IPO, after deductions for commissions and offering expenses, were $101.0 million and were used to repay a portion of

THEC's short-term borrowings incurred as a result of two major acquisitions in 1996 of properties and proved gas reserves for $84.7 million. One of these acquisitions also required THEC to issue, in conjunction with the IPO, 762,387 shares (the number of shares being determined by the IPO price) of its common stock as consideration for the $11.8 million portion of the acquisition's purchase price that was to be funded with THEC's stock.

  Further, in September 1996, THEC issued, also in conjunction with the IPO, 145,161 shares of its common stock to its President for certain of his working interests, valued at $2.3 million, in properties owned by THEC. As a result of these three stock issuances, the Company's ownership in THEC was reduced from 100% to approximately 66%, and the Company recorded a $35.4 million gain ($23.0 million after tax) in recognition of the net increase in the book value of the Company's investment in THEC.

4. FIXED OBLIGATIONS

  A. LEASES: Lease costs included in operation expense were $13,894,000 in 1996, $14,706,000 in 1995 and $15,547,000 in 1994. The future minimum lease payments under the Company's various leases, all of which are operating leases, are approximately $14,143,000 per year over the next five years and $149,547,000 in the aggregate for years thereafter.

  The Company has a lease agreement with a remaining term of 15 years for its corporate headquarters.

  B. FIXED CHARGES UNDER FIRM CONTRACTS: The Company has entered into various contracts for gas delivery and supply services. The contracts have remaining terms that cover from one to seventeen years. Certain of these contracts require payment of monthly charges in the aggregate amount of approximately $4.3 million per month in all events and regardless of the level of service available. Such charges are recovered as gas costs.

5. CAPITALIZATION

  A. COMMON AND PREFERRED STOCK: In 1996 and 1995, the Company issued 1,069,128 and 1,198,305 shares of common stock for $27,407,000 and
$27,974,000, respectively, under the Dividend Reinvestment and Stock Purchase Plan, the Discount Stock Purchase Plan for Employees, and the Employee Savings Plan. At September 30, 1996, 2,355,942 unissued shares of common stock were reserved for issuance under these plans. Other changes to common stock reflect the amortization of premiums paid on preferred stock redeemed in prior years which were deferred in order to reflect the ratemaking treatment. Annual amortization was approximately $155,000 in each of the past two years.

  The 4.60% Series B preferred stock is subject to an annual sinking fund requirement of 3,000 shares at par value.

  B. GAS FACILITIES REVENUE BONDS AND OTHER: The Company can issue tax-exempt bonds through the New York State Energy Research and Development Authority. Whenever bonds are issued for new gas facilities projects, proceeds are deposited in trust and subsequently withdrawn by the Company to finance qualified expenditures.

  There are no sinking fund requirements for any Gas Facilities Revenue Bonds. The Company's 7 1/8% Series 1985 I and 7% Series 1985 II Gas Facilities Revenue Bonds became callable on December 1, 1996, each issue at the optional redemption price of 102% of par value plus accrued interest. The Company is seeking authorization of government agencies for the call and refunding of these bond issues.

  C. OTHER LONG-TERM DEBT: THEC has a $150 million unsecured line of credit which for the most part supports borrowings under a revolving loan agreement. Up to $5 million of this line is available for the issuance of letters of credit to support performance guarantees. This credit facility matures on July 1, 2000. At September 30, 1996, borrowings of $65 million were outstanding under this line of credit and $1.6 million was committed under outstanding letter of credit obligations. Borrowings under this facility bear interest, at THEC's option, at rates indexed at a premium to the Federal Funds rate or LIBOR, or based on the prime rate. The interest rate on this debt was 6.5% per annum at fiscal year-end. Covenants related to this line of credit require the maintenance of certain financial ratios and involve other restrictions regarding cash dividends, the purchase or redemption of stock and the pledging of assets.

6. STOCK OPTIONS AND AWARDS

  On November 15, 1995, the Company implemented the Long-Term Performance Incentive Compensation Plan and granted 202,800 nonqualified stock options and 13,000 performance shares to officers. The number of shares of Common Stock reserved for issuance under this Plan is 1,500,000 in the aggregate; however, no more than 750,000 shares will be available for issuance pursuant to the exercise of the stock options.

  The stock options were awarded at an exercise price of $27.00 (the fair market value on the grant date). They vest ratably over a three-year period from the grant date with a ten-year exercise period. The stock options were not exercisable as of September 30, 1996. The performance shares granted represent the target number of shares, as defined under the Plan, that will vest at the end of a three-year performance period ending on September 30, 1998. The actual number of performance shares to be earned is contingent upon achieving target levels of total shareholder return in relation to the Standard & Poor's Utilities Index. The actual awards will range from 0 to 200% of the target number of shares.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." This statement requires companies to either recognize compensation costs attributable to employee stock options or similar equity instruments in net income or, in the alternative, provide pro forma footnote disclosure on net income and earnings per share. Implementation of this statement is required in the Company's 1997 fiscal year. The Company does not anticipate that the provisions of this statement will have a material effect on the Company's net income.

7. FINANCIAL INSTRUMENTS

  A. FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company's long-term debt consists primarily of publicly traded Gas Facilities Revenue Bonds, the fair value of which is estimated based on quoted market prices for the same or similar issues. The fair value of these bonds at September 30, 1996 and 1995 was $660,499,600 and $673,408,300, respectively, and the carrying value was $648,500,000 in both years. Subsidiary debt is carried at an amount approximating fair value because its interest rate is based on current market rates.

  The fair value of the Company's redeemable preferred stock is estimated based on quoted market prices for similar issues. At September 30, 1996 and 1995, the fair value of this stock was $4,958,300 and $5,228,800, respectively, and the carrying value was $6,600,000 and $6,900,000, respectively.

  All other financial instruments included in the Consolidated Balance Sheet are stated at amounts that approximate fair values.

  B. DERIVATIVE FINANCIAL INSTRUMENTS: The Company and THEC employ derivative financial instruments--natural gas futures, options and swaps--for the purpose of managing commodity price risk.

  The utility tariff applicable to certain large-volume customers permits gas to be sold at prices established monthly within a specified range expressed as a percentage of prevailing alternate fuel oil prices. The Company uses derivatives, primarily futures, to fix profit margins on specified portions of the sales to this market in line with pricing objectives. Implementation of the strategy involves establishment of long (buy) positions in gas futures contracts with offsetting short (sell) positions in oil futures contracts of equivalent energy value that are capped by options over the same time period. The long gas futures position follows, generally within a range of 80% to 120%, the cost of gas to serve this market while the short oil futures position correspondingly replicates, within the same range, the selling price of gas. The Company has developed a strong sense of the relationship between gas and oil prices in the target markets, and the implementation of its strategy has satisfactorily hedged its exposure to the loss of profit margins on the desired portion of anticipated sales.

  With respect to natural gas production operations, THEC generally uses swaps and standard New York Mercantile Exchange futures contracts or options to hedge the price risk related to known production plans and capabilities. These instruments include a fixed price/volume and the swaps are structured as both straight and participating swaps. In all cases, THEC pays the other parties the amount by which the floating variable price (settlement price) exceeds the fixed price and receives the amount by which the settlement price is below the fixed price.

  Two participating swap contracts covering 1,860,000 and 930,000 Mcf in 1997 and 1998, respectively, are priced at $1.98 and $2.05. The volumes under these two swaps are reduced by 50% in each month where the NYMEX prices for that month exceed the fixed price under the swap contract.

  The following table summarizes the notional amounts and related fair values of the Company's derivative financial instrument positions outstanding at September 30, 1996. Fair values are based on quotes for the same or similar instruments. Differences between the notional contract amounts and fair values represent implicit gains on gas contracts representing long positions or losses on oil contracts representing short positions if the instruments were settled at market.

                       FISCAL YEAR FIXED PRICE   VOLUME    NOTIONAL  FAIR
                       OF MATURITY   PER MCF      (MCF)     AMOUNT   VALUE
                       ----------- ----------- ----------- -------- -------
GAS                                                         (IN THOUSANDS)
TYPE OF INSTRUMENT
------------------
Futures contracts.....    1997     $1.97-$2.39  13,630,000 $30,447  $30,613
Options...............    1997     $2.30-$3.00   3,020,000 $   --   $   964
Swap contracts........    1997     $1.53-$2.09  16,858,000 $32,219  $32,165
                          1998     $1.53-$2.09   4,280,000 $ 8,054  $ 8,166
                       FISCAL YEAR FIXED PRICE   VOLUME    NOTIONAL  FAIR
                       OF MATURITY PER GALLON   (GALLONS)   AMOUNT   VALUE
                       ----------- ----------- ----------- -------- -------
OIL                                                         (IN THOUSANDS)
TYPE OF INSTRUMENT
------------------
Futures contracts.....    1997     $0.49-$0.58 122,556,000 $66,297  $81,530
                          1998        $0.52      6,342,000 $ 3,315  $ 3,592
Options...............    1997     $0.13-$0.22  63,672,000 $   211  $ 1,018

  Futures contracts expire and are renewed monthly. As of September 30, 1996, no such contract extended beyond January 1998. Further, swaps contracts are settled monthly and extend through March 1998. Margin deposits with brokers at September 30, 1996 and 1995 amounted to $23,619,000 and $1,662,400, respectively, and are recorded in Other in the current assets section of the balance sheet. Deferred gains (losses) on closed positions were $1,330,000 and ($748,000) at September 30, 1996 and 1995, respectively.

  The Company and THEC are exposed to credit risk in the event of nonperformance by counterparties to derivative contracts, as well as nonperformance by the counterparties of the transactions against which they are hedged. The Company believes that the credit risk related to the futures, options and swap contracts is no greater than that associated with the primary contracts which they hedge, as these contracts are with major investment grade financial institutions, and that elimination of the price risk lowers the Company's overall business risk.

8. INVESTMENT IN IROQUOIS PIPELINE

  A Company subsidiary, North East Transmission Co., Inc. (NETCO), owns a 19.4% partnership interest in Iroquois Gas Transmission System, L.P. (Iroquois). Iroquois owns a 375-mile pipeline extending from Canada to the Northeast United States. NETCO's investment in Iroquois was $35.4 million at September 30, 1996.

  In 1992 Iroquois was informed that Federal criminal and civil investigations of the construction of certain of its pipeline facilities had been commenced. The investigations were to determine whether Iroquois violated various environmental and other laws in the construction of such facilities. In addition, beginning in late 1993, Iroquois was informed by the Federal Energy Regulatory Commission (FERC), the Army Corps of Engineers, the U.S. Department of Transportation (DOT) and the New York State Public Service Commission that each of these agencies had also commenced investigations regarding the construction of pipeline facilities.

  On May 23, 1996, as part of a comprehensive resolution of these investigations, Iroquois Pipeline Operating Company (IPOC), the operator of the pipeline, pleaded guilty to four felony violations of the Clean Water Act and entered into consent decrees under the Clean Water Act in four federal judicial districts. Although not a named defendant, Iroquois signed the plea agreement and consent decrees and is bound by their terms. Iroquois also entered into a related settlement with the State of New York. Under these various agreements, Iroquois and IPOC agreed to pay $22 million in fines and penalties, agreed to remediate 27 wetlands along the length of the pipeline, and agreed to implement under FERC and DOT orders two ten-year plans to address certain ground stability and pipeline safety concerns. Iroquois also entered into a separate settlement with the FERC. In September 1995, a provision was made in the Company's consolidated earnings for NETCO's share of the estimated settlement costs. This provision was adequate to account for NETCO's share of the above costs.

9. ENVIRONMENTAL MATTERS

  Historically, the Company, or predecessor entities to the Company, owned or operated several former manufactured gas plant (MGP) sites. These sites have been identified for the New York State Department of Environmental Conservation (DEC) for inclusion on appropriate waste site inventories. In certain circumstances, former MGP sites can give rise to environmental cleanup responsibilities for the Company.

  Two MGP sites are under active consideration by the Company. One site, which is located on property still owned by the Company, is the former Coney Island MGP facility located in Brooklyn, New York. This site is the subject of continuing interim remedial action under the direction of the U.S. Coast Guard. The Company executed a consent order with the DEC addressing the overall remediation of the Coney Island site in accordance with state law. A schedule of investigative and cleanup activities is being developed, leading to a cleanup over the next several years. The other site currently is owned by the City of New York (City). The Company and the City are discussing a mutual approach to sharing potential environmental responsibility for this site. The Company believes it is likely that, at a minimum, investigative costs will be incurred by the Company with respect to that site.

  Based upon the Coney Island site consent order and the estimated costs of investigation of the City site, the Company believes that the minimum cost of MGP-related environmental cleanup will be approximately $34 million, based upon current information, primarily for the Coney Island site. The Company's actual MGP-related costs may be substantially higher, depending upon remediation experience, eventual end use of the sites, and environmental conditions not addressed in the consent order or current investigative plans. Such potential additional costs are not subject to estimation at this time.

  As of September 30, 1996, the Company had an unpaid liability of $28.4 million. By order issued February 16, 1995, the PSC approved the Company's July 1993 petition to defer the costs associated with environmental site investigation and remediation incurred in 1993 and thereafter. Recovery of these costs began in fiscal year 1995, and is conditioned upon absence of a PSC determination that such costs have not been reasonably or prudently incurred. In addition, the Company must demonstrate that it has taken all reasonable steps to obtain cost recovery from all available funding sources, including other responsible parties and insurance sources.

  Moreover, the rate agreement that became effective on October 1, 1996, described in "Rate and Regulatory Matters" of Management's Discussion and Analysis of Results of Operations and Financial Condition, provides, among other things, that if the total cost of investigating and remediating the Coney Island site plus the cost of investigating the City site varies from the amount originally accrued for these activities, the Company will retain or absorb 10% of the variation. Under the rate agreement, similar ratemaking treatment will be available for any additional accrued liabilities for other MGP sites, should such accrual be required.

NOTE 10. SUPPLEMENTAL GAS AND OIL DISCLOSURES

  This information includes amounts attributable to a 34% minority interest at September 30, 1996. In addition, gas and oil operations, and reserves, were predominantly located in the United States in all years.

        CAPITALIZED COSTS RELATING TO GAS AND OIL PRODUCING ACTIVITIES

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Unproved properties not being amortized.............. $    60,137  $    35,082
Properties being amortized--productive and
 nonproductive.......................................     441,024      299,398
                                                      -----------  -----------
Total capitalized costs..............................     501,161      334,480
Accumulated depletion................................    (160,128)    (132,809)
                                                      -----------  -----------
Net capitalized costs................................ $   341,033  $   201,671
                                                      ===========  ===========

  At September 30, 1996 and 1995, the Company had an immaterial deficiency in its asset ceiling test; however, such deficiency was eliminated by subsequent increases in the price of natural gas.

  The following is a break-out of the costs (in thousands of dollars) which are excluded from the amortization calculation as of September 30, 1996, by year of acquisition: 1996--$36,557; 1995--$13,312; and prior years--$10,268.
The Company cannot accurately predict when these costs will be included in the amortization base, but it is expected that these costs will be evaluated within the next five years.

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

                                                         1996    1995    1994
                                                       -------- ------- -------
                                                        (THOUSANDS OF DOLLARS)
   Acquisition of properties--
    Unproved properties............................... $ 24,577 $10,996 $11,022
    Proved properties.................................   89,828  14,983  28,370
   Exploration........................................   20,828   5,907  18,961
   Development........................................   31,005  37,953   9,781
                                                       -------- ------- -------
   Total costs incurred............................... $166,238 $69,839 $68,134
                                                       ======== ======= =======

          RESULTS OF OPERATIONS FROM GAS AND OIL PRODUCING ACTIVITIES

                                                          1996    1995    1994
                                                         ------- ------- -------
                                                         (THOUSANDS OF DOLLARS)
   Revenues from gas and oil producing activities--
   Sales to unaffiliated parties.......................  $50,431 $40,810 $41,185
   Sales to affiliates.................................      --      --    2,023
                                                         ------- ------- -------
   Revenues............................................   50,431  40,810  43,208
                                                         ------- ------- -------
   Production and lifting costs........................    8,860   5,762   5,360
   Depletion...........................................   27,368  22,906  24,978
                                                         ------- ------- -------
     Total expenses....................................   36,228  28,668  30,338
                                                         ------- ------- -------
   Income before taxes.................................   14,203  12,142  12,870
   Income taxes........................................    3,037   1,957   3,306
                                                         ------- ------- -------
   Results of gas and oil producing activities (exclud-
    ing corporate overhead and interest costs).........  $11,166 $10,185 $ 9,564
                                                         ======= ======= =======

  The gas and oil reserves information is based on estimates of proved reserves attributable to the Company's interest as of September 30 for each of the years presented. These estimates principally were prepared by independent petroleum consultants. Proved reserves are estimated quantities of natural gas and crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  The standardized measure of discounted future net cash flows was prepared by applying year-end prices of gas and oil to the Company's proved reserves, except for those reserves devoted to future production that is hedged. These reserves are priced at their respective hedged amount. The standardized measure does not purport, nor should it be interpreted, to present the fair value of the Company's gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

                         RESERVE QUANTITY INFORMATION

   NATURAL GAS (MMCF)                                 1996     1995     1994
   ------------------                                -------  -------  -------
   Proved Reserves--
     Beginning of Year.............................. 195,055  142,858  108,847
     Revisions of previous estimates................    (354)  13,539   (2,297)
     Extensions and discoveries.....................  13,139   38,985   25,890
     Production..................................... (26,435) (21,822) (22,814)
     Purchases of reserves in place................. 134,325   21,495   34,931
     Sales of reserves in place.....................  (1,189)     --    (1,699)
                                                     -------  -------  -------
   Proved Reserves--
     End of Year.................................... 314,541  195,055  142,858
                                                     -------  -------  -------
   Proved Developed Reserves--
     Beginning of Year.............................. 151,594  110,225  100,454
                                                     -------  -------  -------
     End of Year.................................... 222,522  151,594  110,225
                                                     -------  -------  -------
   CRUDE OIL, CONDENSATE AND NATURAL GAS LIQUIDS
   (MBBLS)                                            1996     1995     1994
   ---------------------------------------------     -------  -------  -------
   Proved Reserves--
     Beginning of Year..............................   1,162      807      443
     Revisions of previous estimates................    (148)     245     (140)
     Extensions and discoveries.....................     182      155      155
     Production.....................................    (136)    (148)     (96)
     Purchases of reserves in place.................     294      103      495
     Sales of reserves in place.....................    (106)     --       (50)
                                                     -------  -------  -------
   Proved Reserves--
     End of Year....................................   1,248    1,162      807
                                                     -------  -------  -------
   Proved Developed Reserves--
     Beginning of Year..............................     974      543      407
                                                     -------  -------  -------
     End of Year....................................   1,040      974      543
                                                     -------  -------  -------

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED GAS
                                AND OIL RESERVES

                                                              1996      1995
                                                            --------  --------
                                                              (THOUSANDS OF
                                                                DOLLARS)
   Future Cash Flows....................................... $554,798  $314,627
   Future Costs--
     Production ...........................................  (89,303)  (57,941)
     Development...........................................  (60,926)  (29,948)
                                                            --------  --------
   Future net inflows before income tax....................  404,569   226,738
   Future income taxes.....................................  (59,623)  (43,705)
                                                            --------  --------
   Future net cash flows...................................  344,946   183,033
   10% discount factor.....................................  (85,688)  (49,512)
                                                            --------  --------
   Standardized measure of discounted future net cash
    flows.................................................. $259,258  $133,521
                                                            ========  ========

 CHANGES IN STANDARDIZED MEASURE OF DISOUNTED FUTURE NET CASH FLOWS FROM PROVED
                               RESERVE QUANTITIES

                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
   Standardized measure--beginning of year.......  $133,521  $108,134  $110,406
   Sales and transfers, net of production costs..   (41,571)  (35,048)  (37,848)
   Net change in sales and transfer prices, net
    of production costs..........................    44,719    (2,786)  (25,005)
   Extensions and discoveries and improved recov-
    ery, net of related costs....................    18,894    28,868    15,536
   Changes in estimated future development costs.    (4,798)   (2,351)   (1,016)
   Development costs incurred during the period
    that reduced future development costs........    15,056    10,360     6,381
   Revisions of quantity estimates...............    (2,338)   13,858    (2,917)
   Accretion of discount.........................    16,880    11,763    12,397
   Net change in income taxes....................    21,026    (7,856)    4,001
   Purchases of reserves in place................    94,945    15,176    27,561
   Sales of reserves in place....................       --        --     (2,110)
   Changes in production rates (timing) and oth-
    er...........................................   (37,076)   (6,597)      748
                                                   --------  --------  --------
   Standardized measure-end of year..............  $259,258  $133,521  $108,134
                                                   ========  ========  ========

                     SUPPLEMENTARY INFORMATION (UNAUDITED)

                             QUARTERLY INFORMATION

                       SUMMARY OF QUARTERLY INFORMATION

  The following is a table of financial data for each quarter of fiscal 1996 and 1995. The Company's business is influenced by seasonal weather conditions and the timing of approved base utility tariff rate changes. The effect on utility earnings of variations in revenues caused by abnormal weather is largely mitigated by operation of a weather normalization adjustment contained in the Company's tariff.

                                FIRST      SECOND       THIRD       FOURTH
                               QUARTER     QUARTER     QUARTER      QUARTER
                             ----------- ----------- -----------  -----------
                              (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
   1996
    Operating revenues.....      398,083     595,438     254,311      184,170
    Operating income(loss).       57,400      88,505       5,495      (20,842)(a)
    Gains on sale of
     subsidiary stock and
     Canadian plant (after
     taxes)................          --          --          --        33,539
    Income (loss) applica-
     ble to common stock...       44,624      74,413      (4,561)       8,109
    Per common share:
     Earnings (loss)(b)....         0.91        1.51       (0.09)        0.16
     Dividends declared....       0.3550      0.3550      0.3550       0.3550
   1995
    Operating revenues.....      358,348     481,615     217,696      158,625
    Operating income
     (loss)................       54,580      85,364       5,650      (10,250)
    Income (loss) applica-
     ble to common stock...       42,753      73,555      (6,188)     (18,622)
    Per common share:
     Earnings (loss)(b)....         0.90        1.53       (0.13)       (0.38)
     Dividends declared....       0.3475      0.3475      0.3475       0.3475

(a) Includes a subsidiary reorganization charge of $7.8 million after taxes.
(b) Quarterly earnings per share are based on the average number of shares outstanding during the quarter. Because of the increasing number of common shares outstanding in each quarter, the sum of quarterly earnings per share does not equal earnings per share for the year.

                    SUMMARY OF QUARTERLY STOCK INFORMATION

                                          FIRST    SECOND     THIRD    FOURTH
                                         QUARTER   QUARTER   QUARTER   QUARTER
                                         -------   -------   -------   -------
   1996
    High................................    29 5/8    29 7/8    27 1/2    28 1/8
    Low.................................    24 5/8    25 3/4    24 7/8    24 7/8
    Close...............................    29 1/4    26 3/4    27 1/4    27 7/8
    Shares Traded (000).................  3,710     3,884     5,121     3,592
   1995
    High................................    25 3/8    24 3/4    26 3/8    26 3/8
    Low.................................    21 1/2     22       23 3/4    23 1/4
    Close...............................    22 1/4    24 1/8    26 1/4    24 5/8
    Shares Traded (000).................  2,695     3,977     2,543     3,219

               SUMMARY OF SELECTED FINANCIAL DATA AND STATISTICS

                                       FOR YEAR ENDED SEPTEMBER 30,
                          ----------------------------------------------------------
                             1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------
                               (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
INCOME SUMMARY
Operating revenues
  Utility sales.........  $1,351,821  $1,152,331  $1,279,638  $1,145,315  $1,038,061
  Gas production and
   other................      80,181      63,953      58,992      60,189      36,799
                          ----------  ----------  ----------  ----------  ----------
Total operating reve-
 nues...................   1,432,002   1,216,284   1,338,630   1,205,504   1,074,860
Operating expenses
  Cost of gas...........     610,053     446,559     560,657     466,573     402,137
  Operation and mainte-
   nance................     428,977     385,654     384,734     366,706     336,156
  Depreciation and de-
   pletion..............      79,610      72,020      69,611      64,779      73,930
  General taxes.........     143,296     134,718     150,743     144,827     135,549
  Federal income tax....      39,508      41,989      40,556      41,413      30,052
                          ----------  ----------  ----------  ----------  ----------
Operating income........     130,558     135,344     132,329     121,206      97,036
Income (loss) from
 energy services
 investments............      13,523       9,458       5,689       1,150      (1,041)
Gain on sale of
 investment in Canadian
 properties.............      16,160         --          --       20,462         --
Gain on sale of
 subsidiary stock.......      35,437         --          --          --          --
Write-off of investment
 in propane company.....         --          --          --      (17,617)        --
Other, net..............      (1,188)        151         700        (465)      5,107
Federal income (tax)
 benefit................     (19,861)        (51)       (142)        (70)        833
                          ----------  ----------  ----------  ----------  ----------
Interest charges........      51,721      53,067      51,192      48,103      42,062
                          ----------  ----------  ----------  ----------  ----------
Net income..............     122,908      91,835      87,384      76,563      59,873
Dividends on preferred
 stock..................         323         337         351         364       2,078
                          ----------  ----------  ----------  ----------  ----------
Income available for
 common stock...........  $  122,585  $   91,498  $   87,033  $   76,199  $   57,795
                          ==========  ==========  ==========  ==========  ==========

FINANCIAL SUMMARY

Common stock information
  Per share
    Earnings ($)........        2.48        1.90        1.85        1.73        1.35
    Cash dividends de-
     clared ($).........        1.42        1.39        1.35        1.32        1.29
    Book value, year-end
     ($)................       18.17       16.94       16.27       15.55       14.56
    Market value, year-
     end ($)............      27 7/8      24 5/8      24 7/8      25 3/4      22 3/8
  Average shares out-
   standing (000).......      49,365      48,211      46,980      44,042      42,882
  Shareholders..........      33,320      33,669      35,233      30,925      31,367
  Daily average shares
   traded...............      64,500      49,100      42,100      33,100      26,900
Capital expenditures
 ($)....................     302,280     214,006     199,572     204,514     173,467
Total assets ($)........   2,289,603   2,116,922   2,029,074   1,897,847   1,748,027
Common equity ($).......     905,808     826,290     774,236     721,076     632,254
Preferred stock, redeem-
 able ($)...............       6,600       6,900       7,200       7,500       7,800
Long-term debt ($)......     712,013     720,569     701,377     689,300     682,031
Total capitalization
 ($)....................   1,624,421   1,553,759   1,482,813   1,417,876   1,322,085
Earnings to fixed
 charges (times)........        3.99        3.17        3.21        3.19        2.86
UTILITY OPERATING STA-
 TISTICS
Gas data (MDTH)
  Firm sales............     141,948     123,356     133,513     128,972     122,476
  Other gas and trans-
   portation sales......      42,950      49,910      42,392      25,032      23,706
  Maximum daily capaci-
   ty, year-end.........       1,284       1,256       1,256       1,258       1,199
  Maximum daily sendout.         994         963       1,022         915         904
Total active meters
 (000)..................       1,126       1,125       1,122       l,119       1,117
Heating customers (000).         461         454         446         441         436
Degree days.............       5,170       4,240       4,974       4,802       4,659
  Colder (Warmer) than
   normal (%)...........         7.7       (11.2)        3.1         --         (4.0)